UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

(Amendment No.      )

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JPMORGAN CHASE & CO.

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JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017-2070

March 31, 2009

Dear fellow shareholder:

We are pleased to invite you to the annual meeting of shareholders to be held on May 19, 2009, at our offices at One Chase Manhattan Plaza in New York City. As we have done in the past, in addition to considering the matters described in the proxy statement, we will review major developments since our last shareholders’ meeting.

We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the proxy card to vote your shares. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

James Dimon

Chairman and Chief Executive Officer

Notice of 2009 Annual Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, May 19, 2009
Time:	10:00 a.m.
Place:	Auditorium
One Chase Manhattan Plaza
(corner of Nassau and Liberty Streets)
New York, New York

Matters to be voted on:

•	Election of directors

•	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009

•	Advisory vote on executive compensation

•	Shareholder proposals, if they are introduced at the meeting

•	Any other matters that may properly be brought before the meeting

By order of the Board of Directors

Anthony J. Horan

Secretary

March 31, 2009

Please vote promptly.

If you attend the meeting in person, you will be asked to present photo identification, such as a driver’s license. See “Attending the annual meeting” on page 39.

Please note, if you hold your common stock in street name and if you do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the shareholder proposals.

We are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish proxy materials to their shareholders over the Internet. In accordance with this rule, we sent shareholders of record at the close of business on March 20, 2009, a Notice of Internet Availability of Proxy Materials on or about March 31, 2009. The notice contains instructions on how to access our Proxy Statement and Annual Report for the year ended December 31, 2008, via the Internet and how to vote online. Instructions on how to receive a printed copy of our proxy materials is included in the notice, as well as in the attached Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Shareholders to be held on May 19, 2009. Our 2009 Proxy Statement and Annual Report for the year ended December 31, 2008, are available free of charge on our Web site at http://investor.shareholder.com/jpmorganchase/annual.cfm.

Proxy statement

Your vote is very important. For this reason, the Board of Directors of JPMorgan Chase & Co. (JPMorgan Chase or the Firm) is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the proxy card. This proxy statement is being sent or made available to you in connection with this request and has been prepared for the Board by our management. The proxy statement is being sent and made available to our shareholders on or about March 31, 2009.

Proposal 1 – Election of directors

Our Board of Directors has nominated 11 directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each has agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2009 annual meeting. All of the nominees for election at the 2008 annual meeting attended the meeting on May 20, 2008.

Robert I. Lipp, who served as a director of the Firm or a predecessor institution since 2003, retired from the Board and as Senior Advisor of the Firm in September 2008.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your common stock for any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

Information about the nominees

Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. The age indicated in each nominee’s biography is as of May 19, 2009, and all other biographical information is as of the date of this proxy statement. Our directors are involved in various charitable and community activities and we have listed a number of these below.

Predecessor institutions of JPMorgan Chase include Bank One Corporation, J.P. Morgan & Co. Incorporated and The Chase Manhattan Corporation.

Crandall C. Bowles, 61, Chairman of Springs Industries, Inc., home furnishings. Director since 2006.

Mrs. Bowles has been Chairman of Springs Industries, Inc. since 1998 and a member of its board since 1978. From 1998 until 2006, she was also Chief Executive Officer of Springs Industries, Inc. Subsequent to a spinoff and merger in 2006, she was Co-Chairman and Co-CEO of Springs Global Participacoes S.A., a textile home furnishings company, until July 2007. She is also a member of the board of directors of Deere & Company and Sara Lee Corporation. Mrs. Bowles is a graduate of Wellesley College and earned an MBA from Columbia University. She serves on the boards of the Carolina Thread Trail and the Maya Angelou Research Center on Minority Health. She is a member of The Business Council, the Committee of 200, and the South Carolina Climate, Energy and Commerce Advisory Committee.

Stephen B. Burke, 50, President of Comcast Cable Communications, Inc., cable television. Director since 2003.

Mr. Burke joined Comcast Cable as President in 1998. Prior to 1998, he was with The Walt Disney Company from 1986. Mr. Burke is a graduate of Colgate University and received an MBA from Harvard Business School. He had been a director of Bank One Corporation from 2003 until 2004. He is Chairman of The Children’s Hospital of Philadelphia.

David M. Cote, 56, Chairman and Chief Executive Officer of Honeywell International Inc., diversified technology and manufacturing. Director since 2007.

Mr. Cote has been Chairman and Chief Executive Officer of Honeywell International Inc. since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., which he joined in 1999. Mr. Cote is a graduate of the University of New Hampshire, where he earned a bachelor’s degree in business administration. He received an honorary Juris Doctor degree from Pepperdine University in 2001.

James S. Crown, 55, President of Henry Crown and Company, diversified investments. Director since 1991.

Mr. Crown joined Henry Crown and Company in 1985 as Vice President and became President in 2003. He earned a B.A. in 1976 from Hampshire College and received his law degree in 1980 from Stanford University Law School. He had been a director of Bank One Corporation from 1991 until 2004. Mr. Crown is also a director of General Dynamics Corporation and Sara Lee Corporation. He is Chairman of the Board of Trustees for the University of Chicago and a trustee of the Museum of Science and Industry and the Orchestral Association.

James Dimon, 53, Chairman and Chief Executive Officer of JPMorgan Chase. Director since 2000.

Mr. Dimon became Chairman of the Board on December 31, 2006, and has been Chief Executive Officer and President since December 31, 2005. He had been President and Chief Operating Officer since JPMorgan Chase’s merger with Bank One Corporation in July 2004. At Bank One he had been Chairman and Chief Executive Officer since March 2000. Mr. Dimon is a graduate of Tufts University and received an MBA from Harvard Business School. He is a director of The College Fund/UNCF and serves on the Board of Directors of The Federal Reserve Bank of New York, The National Center on Addiction and Substance Abuse, Harvard Business School and Catalyst. He is on the Board of Trustees of New York University School of Medicine.

Ellen V. Futter, 59, President and Trustee of the American Museum of Natural History. Director since 1997.

Ms. Futter became President of the American Museum of Natural History in November 1993, prior to which she had been President of Barnard College since 1981. She graduated from Barnard College in 1971 and earned a J.D. from Columbia Law School in 1974. She had been a director of J.P. Morgan & Co. Incorporated from 1997 until 2000. Ms. Futter is also a director of Consolidated Edison, Inc. She is a member of the Board of Overseers and Managers of Memorial Sloan-Kettering Cancer Center, a Fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.

William H. Gray, III, 67, Chairman of the Amani Group, consulting and advisory. Director since 1992.

Mr. Gray has been Chairman of the Amani Group since August 2004. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in 2004. He was a member of the United States House of Representatives from 1979 to 1991. Mr. Gray earned a B.A. degree from Franklin & Marshall College and received a master’s degree in divinity from Drew Theological Seminary and a master’s degree in church history from Princeton Theological Seminary. He had been a director of The Chase Manhattan Corporation from 1992 until 2000. Mr. Gray is also a director of Dell Computer Corporation, Pfizer Inc., Prudential Financial, Inc. and Visteon Corporation.

Laban P. Jackson, Jr., 66, Chairman and Chief Executive Officer of Clear Creek Properties, Inc., real estate development. Director since 1993.

Mr. Jackson has been Chairman of Clear Creek Properties since 1989. Mr. Jackson is a graduate of the United States Military Academy. He had been a director of Bank One Corporation from 1993 until 2004. Mr. Jackson is also a director of Markey Cancer Foundation.

David C. Novak, 56, Chairman and Chief Executive Officer of Yum! Brands, Inc., franchised restaurants. Director since 2001.

Prior to becoming Chairman in January 2001 and Chief Executive Officer in January 2000, Mr. Novak was Vice Chairman and President of Tricon Global Restaurants, Inc. (now known as Yum! Brands, Inc.) from June 1997 until January 2000; Group President and Chief Executive Officer, KFC and Pizza Hut, North America, subsidiaries of PepsiCo, from August 1996 until June 1997; and President, KFC North America, a subsidiary of PepsiCo, from 1994 until 1996. He received a B.A. degree from the University of Missouri. He had been a director of Bank One Corporation from 2001 until 2004. Mr. Novak is also a director of Yum! Brands Foundation and a director of the Friends of the United Nations World Food Program.

Lee R. Raymond, 70, Retired Chairman and Chief Executive Officer of Exxon Mobil Corporation, oil and gas. Director since 1987.

Mr. Raymond was Chairman of the Board and Chief Executive Officer of Exxon Mobil from 1999 until he retired in December 2005. He had been Chairman of the Board and Chief Executive Officer of Exxon Corporation from 1993 until its merger with Mobil Oil Corporation in 1999, having begun his career in 1963 with Exxon. Mr. Raymond graduated from the University of Wisconsin with a bachelor degree in chemical engineering in 1960 and received a Ph.D. in the same discipline from the University of Minnesota in 1963. He was a director of J.P. Morgan & Co. Incorporated from 1987 until 2000. He is a member of the National Petroleum Council, a member of the Board of Trustees of the American Enterprise Institute, a trustee of the Wisconsin Alumni Research Foundation, a member of the President’s Export Council, a Trustee of the Mayo Clinic, and a member of the Innovations in Medicine Leadership Council of UT Southwestern Medical Center.

William C. Weldon, 60, Chairman and Chief Executive Officer of Johnson & Johnson, health care products. Director since 2005.

Prior to becoming Chairman and Chief Executive Officer of Johnson & Johnson in 2002, Mr. Weldon served as Vice Chairman from 2001 and Worldwide Chairman, Pharmaceuticals Group from 1998 until 2001. Mr. Weldon served in a number of other senior executive positions since joining Johnson & Johnson in 1971. He is a graduate of Quinnipiac University. Mr. Weldon is Chairman of the CEO Roundtable on Cancer, a member of The Business Council and a member of the Sullivan Commission on Diversity in the Health Professions Workforce. Mr. Weldon also serves on the Liberty Science Center Chairman’s Advisory Council and as a member of the Board of Trustees for Quinnipiac University. He previously served as Chairman of the Pharmaceutical Research and Manufacturers of America (PhRMA).

Corporate governance

General

JPMorgan Chase is governed by a Board of Directors and various committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with the Chairman and Chief Executive Officer (CEO), management and others regarding matters of concern and interest to the Firm.

Governance is a continuing focus at JPMorgan Chase, starting with the Board of Directors and extending throughout the Firm. In this section we describe some of our key governance practices. In addition to the practices discussed below, we solicit periodic feedback from our shareholders on governance and executive compensation matters and on shareholder proposals, and engage in discussion with many of the proponents of shareholder proposals.

Majority voting for directors – In 2007, the Board amended the Firm’s By-laws to provide a majority voting standard for election of directors in uncontested elections (resignation by any incumbent director who is not re-elected) and plurality voting in any election that is contested.

Presiding Director – In December 2006, the Board established the position of Presiding Director. The Presiding Director presides at executive sessions of non-management directors and at Board meetings at which the Chairman is not present, and has the authority to call meetings of non-management directors. The Presiding Director facilitates communication between the Chairman and CEO and the non-management directors, as appropriate, and performs such other functions as the Board directs. The Presiding Director position rotates semi-annually, with the chair of the Compensation & Management Development Committee (Compensation Committee) serving from January through June, and the chair of the Corporate Governance & Nominating Committee (Governance Committee) serving from July through December.

Non-management director meetings – Non-management directors generally meet in executive session as part of each regularly scheduled Board meeting, with discussion led by the Presiding Director.

Corporate Governance Principles of the Board – The Board of Directors first adopted Corporate Governance Principles in 1997, and has revised them periodically since then to reflect evolving best practices and regulatory requirements, including the New York Stock Exchange (NYSE) corporate governance listing standards. The Corporate Governance Principles of the Board (Corporate Governance Principles) establish a framework for the governance of the Firm. The Corporate Governance Principles can be found on our Web site at www.jpmorganchase.com under Governance.

Code of Conduct and Code of Ethics for Finance Professionals – JPMorgan Chase has a Code of Conduct that sets forth the guiding principles and rules of behavior by which we operate our company and conduct our daily business with our customers, vendors and shareholders and with our fellow employees. The Code of Conduct applies to all directors and employees of the Firm. In addition, the Firm has a Code of Ethics for Finance Professionals that applies to the Chairman and CEO, Chief Financial Officer (CFO) and Chief Accounting Officer of the Firm and to all other professionals serving in a finance, accounting, corporate treasury, tax or investor relations role. The purpose of the Code of Ethics for Finance Professionals is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Firm’s financial books and records and the preparation of its financial statements. The Code of Conduct and Code of Ethics for Financial Professionals can be found on our Web site at www.jpmorganchase.com under Governance.

Political contributions and legislative lobbying – The Board-approved policy regarding political contributions and legislative lobbying activities, the JPMorgan Chase & Co. Political Contributions Statement, is posted on our Web site at www.jpmorganchase.com under Governance. The Firm also posts on its Web site an annual report of contributions made by its Political Action Committees.

Bonus recoupment – The Board’s policy on bonus recoupment in the event of a restatement of financial results is stated within the Corporate Governance Principles which are available on our corporate Web site. The Firm also has other recoupment policies as described at page 19.

Policy on director nomination process – The Board’s Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. Shareholders wishing to recommend to the Governance Committee a candidate for director should write to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.

It is the policy of the Governance Committee that candidates recommended by shareholders will be considered in the same manner as other candidates and there are no additional procedures a shareholder must undertake in order for the Committee to consider such shareholder recommendations. As stated in the Corporate Governance Principles, the Board wishes to balance in general the needs for professional knowledge, business expertise, varied industry knowledge, financial expertise, and CEO-level business management experience. The Board also strives to ensure diversity of representation among its members. The Governance Committee also takes into account criteria applicable to Board committees.

Board communications – Shareholders and interested parties who wish to contact any Board members or committee chairs, the Presiding Director, or the non-management directors as a group, may mail correspondence to: JPMorgan Chase & Co., Attention (name of Board member(s)), Office of the Secretary, 270 Park Avenue, New York, New York 10017.

Documents available – The Corporate Governance Principles, Code of Conduct and Code of Ethics for Finance Professionals, as well as the charters of our principal Board committees, can be found on our Web site at www.jpmorganchase.com under Governance. These documents will also be made available to any shareholder who requests them by writing to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017.

Director independence

Pursuant to the corporate governance listing standards of the NYSE, a majority of the Board of Directors (and each member of the Audit, Compensation and Governance Committees) must be independent. The Board of Directors may determine a director to be independent if the director has no disqualifying relationship as defined in the NYSE corporate governance rules and if the Board has affirmatively determined that the director has no material relationship with JPMorgan Chase, either directly or as a partner, shareholder, officer or employee of an organization that has a relationship with JPMorgan Chase. In connection with the assessment of director independence, the relationships set forth in Appendix A are deemed immaterial unless the Board otherwise determines. Criteria respecting director independence may also be found in the Corporate Governance Principles on our Web site at www.jpmorganchase.com under Governance.

The Board of Directors reviewed the relationships between the Firm and each director and determined that in accordance with the NYSE corporate governance listing standards and the Firm’s independence standards, each non-management director (Crandall C. Bowles, Stephen B. Burke, David M. Cote, James S. Crown, Ellen V. Futter, William H. Gray, III, Laban P. Jackson, Jr., David C. Novak, Lee R. Raymond and William C. Weldon) has only immaterial relationships with JPMorgan Chase and accordingly each is an independent director under these standards. There are additional objective tests for independence in the NYSE rules and each of the named directors meets these objective tests for independence as well. Under the NYSE rules, a director employed by the Firm cannot be deemed to be an independent director, and consequently, James Dimon is not and Robert I. Lipp was not an independent director of JPMorgan Chase.

In making its determinations concerning director independence, the Board considered the following transactions between the Firm and each director, the director’s immediate family members and any such person’s principal business affiliations: extensions of credit made by bank subsidiaries of the Firm; financial products and services provided by subsidiaries of the Firm; business transactions for property or services contracted for by subsidiaries of the Firm; and charitable contributions made by the Firm, directly or through its Foundation, to any non-profit organization of which a director is employed as an officer. In particular, the Board considered: for directors Futter and Jackson, extensions of credit provided to them; for directors Bowles, Burke, Cote, Crown, Futter, Jackson, Novak, Raymond and Weldon, credit cards issued to them and their immediate family members; for director Bowles, extensions of credit and other financial services provided to Springs Industries, Inc. and its subsidiaries, and to The Springs Company; for director Burke, extensions of credit and other financial services provided to Comcast Corporation and its subsidiaries; for director Cote, extensions of credit and other financial services provided to Honeywell International Inc. and its subsidiaries; for director Crown, extensions of credit and other financial services provided to Henry Crown and Company and other Crown family owned entities; for director Futter, extensions of credit and other financial services provided to the American Museum of Natural History; for director Novak, extensions of credit and other financial services provided to Yum! Brands, Inc. and its subsidiaries; and for director Weldon, extensions of credit and other financial services provided to Johnson & Johnson and its subsidiaries. The Board also considered the following business relationships: for director Cote, purchases of building safety and security equipment and maintenance services from Honeywell International Inc.; for director Crown, leases of office space and a lease of retail space from subsidiaries of companies in which Mr. Crown and members of his immediate family have indirect ownership interests; for director Weldon, an acquisition by the Firm’s private equity division of a business of a subsidiary of Johnson & Johnson; and for directors Burke, Crown, Futter and Gray, charitable contributions to charitable organizations where those directors served as an officer or trustee.

Committees of the Board

The Board has five principal committees. The charter of each committee can be found on our Web site at www.jpmorganchase.com under Governance. Each member of the Audit Committee, the Compensation Committee and the Governance Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the Securities and Exchange Commission (SEC).

Audit Committee – provides oversight of the independent registered public accounting firm’s qualifications and independence; the performance of the internal audit function and that of the independent registered public accounting firm; and management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Firm, assure the integrity of the Firm’s financial statements, and maintain compliance with the Firm’s ethical standards, policies, plans and procedures, and with laws and regulations. The Board of Directors has determined that Mrs. Bowles and Mr. Jackson are audit committee financial experts as defined by the SEC.

Compensation & Management Development Committee – reviews and approves the Firm’s compensation and benefit programs; ensures the competitiveness of these programs; and advises the Board on the development of and succession for key executives. Information on the Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis at page 9.

Corporate Governance & Nominating Committee – exercises general oversight with respect to the governance of the Board of Directors, including reviewing the qualifications of nominees for election to the Board and making recommendations to the Board regarding director compensation.

Public Responsibility Committee – reviews and considers the Firm’s position and practices on charitable contributions, community development, legislation, protection of the environment, shareholder proposals involving issues of public interest and public responsibility and other similar issues as to which JPMorgan Chase relates to the community at large, and provides guidance to management and the Board as appropriate.

Risk Policy Committee – provides oversight of the CEO’s and senior management’s responsibilities to assess and manage the Firm’s credit risk, market risk, interest rate risk, investment risk, liquidity risk, reputational risk, and fiduciary risk.

Director meeting attendance

The following table summarizes the membership of the Board and each of its committees, and the number of times each met during 2008:

Director	Audit	Compensation & Management Development	Corporate Governance & Nominating	Public Responsibility	Risk Policy
Crandall C. Bowles	Member
Stephen B. Burke		Member	Member
David M. Cote				Member	Member
James S. Crown				Member	Chair
James Dimon
Ellen V. Futter				Member	Member
William H. Gray, III	Member			Chair
Laban P. Jackson, Jr.	Chair
David C. Novak		Member	Chair
Lee R. Raymond		Chair	Member
William C. Weldon		Member	Member
Number of meetings in 2008	12	8	2	4	8

During 2008, the Board met 18 times; each director attended 75% or more of the total meetings of the Board and the committees on which he or she served.

Director compensation

Annual compensation – The Board believes it is desirable that a significant portion of director compensation be linked to the Firm’s common stock, and the Board’s total compensation includes approximately one-third cash and two-thirds stock-based compensation. In 2008, each non-management director received an annual cash retainer of $75,000 and an annual grant, made when annual employee incentive compensation was paid, of deferred stock units valued at $170,000 on the date of grant. The director retainer and annual grant amounts have not changed since 2003.

Each deferred stock unit represents the right to receive one share of the Firm’s common stock and dividend equivalents payable in deferred stock units for any dividends paid. Deferred stock units have no voting rights. In January of the year immediately following a director’s termination of service, deferred stock units are distributed in shares of the Firm’s common stock in either a lump sum or in annual installments for up to 15 years as elected by the director.

Each director who is a member of the Audit Committee receives an additional annual cash retainer of $10,000. Each chair of a board committee receives an additional fee of $15,000 per year. Directors who are officers of the Firm do not receive any fees for their service as directors.

The following table summarizes annual compensation for non-management directors.

Compensation	Amount ($)
Board retainer	$75,000
Committee chair retainer	15,000
Audit committee member retainer	10,000
Deferred stock unit grant	170,000

Stock ownership guidelines – As stated in the Corporate Governance Principles, directors pledge that, for as long as they serve, they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a board member.

Deferred compensation – Each year non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including deferred stock units. Upon retirement, compensation deferred into stock units will be distributed in stock; all other deferred cash compensation will be distributed in cash. Deferred compensation will be distributed in either a lump sum or in annual installments for up to 15 years as elected by the director commencing in January of the year following the director’s retirement from the Board.

Reimbursements and insurance – The Firm reimburses directors for their expenses in connection with their board service. We also pay the premiums on directors’ and officers’ liability insurance policies and on travel accident insurance policies covering directors as well as employees of the Firm.

2008 Director compensation table – The following table shows the compensation expensed for each director in 2008.

Name	Fees earned or paid in cash ($) (1)	2008 Stock award ($) (2)	Change in pension value and non- qualified deferred compensation earnings ($) (3)	Total ($)
Crandall C. Bowles	$85,000	$170,000	$0	$255,000
Stephen B. Burke	75,000	170,000	0	245,000
David M. Cote	75,000	170,000	0	245,000
James S. Crown	90,000	170,000	0	260,000
Ellen V. Futter	75,000	170,000	0	245,000
William H. Gray, III	100,000	170,000	1,909	271,909
Laban P. Jackson, Jr.	100,000	170,000	0	270,000
Robert I. Lipp (4)	0	0	0	0
David C. Novak	90,000	170,000	0	260,000
Lee R. Raymond	90,000	170,000	0	260,000
William C. Weldon	75,000	170,000	0	245,000

[1]	Includes fees earned, whether paid or deferred.
[2]

The aggregate number of option awards and stock awards outstanding at December 31, 2008, for each current director is included in the Security ownership of directors and executive officers table on page 8 under the columns “Options/SARs exercisable within 60 days” and “Additional underlying stock units,” respectively. All such awards are vested.

[3]

Amounts shown are earnings during 2008 in excess of 120% of the applicable federal rate on deferred compensation balances where the rate of return is not calculated in the same or in a similar manner as earnings on hypothetical investments available under the Firm’s qualified plans. These investments were made in 2000.

[4]

Mr. Lipp, who retired on September 30, 2008, as a director and Senior Advisor, did not receive director compensation but instead was paid a salary of $375,000 in 2008 and was eligible for a discretionary annual incentive compensation award. In January 2008, Mr. Lipp received a cash award of $1,625,000 and 21,969 restricted stock units valued at $875,025 that vest in two equal annual installments beginning two years after the grant date. As of the date of his retirement, Mr. Lipp had 669,306 option awards and 53,135 stock awards outstanding, of which 13,031 stock awards were fully vested and receipt had been deferred under deferred compensation plan arrangements.

Security ownership of directors and executive officers

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 28, 2009, including shares that could have been acquired within 60 days of that date through the exercise of stock options or stock appreciation rights (SARs), together with additional underlying stock units as described in note 3 to the table, by each director, the executive officers named in the Summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to shares owned. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, by all directors and executive officers as a group totals approximately 1% of our outstanding common stock as of February 28, 2009; each director and named executive officer individually owns less than 1% of our outstanding common stock.

Name	Beneficial ownership				Additional underlying stock units (#) (3)	Total (#)
	Common stock (#) (1)(2)		Options/SARs exercisable within 60 days (#)	Total beneficial ownership (#)
Frank J. Bisignano	145,119		260,000	405,119	230,474	635,593
Crandall C. Bowles	6,280		0	6,280	21,660	27,940
Stephen B. Burke	6,840		2,640	9,480	41,239	50,719
Michael J. Cavanagh	165,221		494,110	659,331	227,884	887,215
David M. Cote	14,000		0	14,000	16,079	30,079
James S. Crown	11,167,872	(4)	22,762	11,190,634	92,071	11,282,705
James Dimon (5)	4,476,706		4,681,527	9,158,233	503,615	9,661,848
Ellen V. Futter	951		11,920	12,871	53,828	66,699
William H. Gray, III	0		11,920	11,920	74,042	85,962
Laban P. Jackson, Jr. (5)	15,516		44,877	60,393	66,286	126,679
David C. Novak	41,796		9,240	51,036	49,296	100,332
Lee R. Raymond	1,850		11,920	13,770	141,102	154,872
Charles W. Scharf	839,754		1,495,231	2,334,985	292,505	2,627,490
Gordon A. Smith	27,956		200,000	227,956	320,920	548,876
William C. Weldon	1,126		0	1,126	29,271	30,397
All directors and executive officers as a group (25 persons)	19,333,144		15,531,181	34,864,325	5,570,319	40,434,644

[1]	Shares owned outright, except as otherwise noted.
[2]

Includes shares pledged as security, including shares held by brokers in margin loan accounts whether or not there are loans outstanding, as follows: Mr. Crown, 10,834,186 shares; Mr. Novak, 41,120 shares; and all directors and executive officers as a group, 10,875,306 shares.

[3]

Amounts include for directors and executive officers, shares or deferred stock units, receipt of which has been deferred under deferred compensation plan arrangements. For executive officers, amounts also include restricted stock units (RSUs) and shares attributable under the JPMorgan Chase 401(k) Savings Plan.

[4]

Includes 120,208 shares Mr. Crown owns individually; 9,287,063 shares owned by partnerships of which Mr. Crown is a partner; 1,547,123 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a director, officer and shareholder, and a trust of which Mr. Crown is a beneficiary. Also includes 204,605 shares owned by trusts of which Mr. Crown is a co-trustee and beneficiary; and 8,873 shares owned by Mr. Crown’s spouse. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above except for the shares he owns individually and, with respect to shares owned by entities, except to the extent of his pecuniary interest in such entities.

[5]

As of February 28, 2009, Mr. Dimon held 12,475 depositary shares, each representing a one-tenth interest in a share of JPMorgan Chase’s Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series I (Series I Preferred) of which 3,597 depositary shares are held in trusts for which he disclaims beneficial ownership except to the extent of his pecuniary interest, and 1,851 depositary shares are held by his spouse. Mr. Jackson held 400 depositary shares of Series I Preferred and 15,000 depositary shares, each representing a 1/400th interest in a share of JPMorgan Chase’s 8.625% Non-Cumulative Preferred Stock, Series J.

Compensation Discussion and Analysis

Summary

In this section we will review our compensation practices, the Firm’s performance for 2008, and the compensation of our Named Executive Officers and certain other members of our Operating Committee. We recognize that many people are concerned about compensation practices across the financial services industry, and we think some of those concerns are quite legitimate. There is considerable public discussion regarding appropriate approaches to compensation, including efforts to ensure that compensation policies and practices are consistent with effective risk management. We support this objective and believe that our current disciplined practices reflect responsible compensation, effective risk management and accountability to shareholders. We continually review our practices.

Although JPMorgan Chase differentiated itself from other large financial services firms by its performance during the difficult conditions of 2008, the overall financial performance of the Firm was disappointing on an absolute basis. As discussed below, our CEO, Mr. Dimon received no cash bonus, no restricted stock and no SARs. For our Operating Committee as a whole, aggregate incentive compensation paid annually in cash and RSUs declined 72% from 2007.

Operating Committee – 16 executive officers, made up of the CEO, CFO, the CEOs of our 6 lines of business and the heads of major functions.
Executive Committee – 55 senior officers, including members of the Operating Committee, who lead our businesses and functions.
Named Executive Officers – 5 Operating Committee members whose compensation is required under SEC rules to be disclosed in the Summary compensation table (SCT) at page 20.

Our compensation practices are responsible. We have long adhered to practices that are designed to reward long-term performance, not just revenues, and are aimed at aligning employee and shareholder interests. Before the U.S. Treasury’s TARP program was conceived, we used a multi-year approach to compensation, considered risk management as part of our performance evaluations, had a bonus recoupment policy beyond that required under Sarbanes-Oxley, and did not use golden parachutes or many other perquisites. We have always paid a significant percentage of our incentive compensation in deferred stock (50% or more for our most senior management group) and require this group, as described on page 19, to hold 75% of their stock until retirement. The senior management group cannot hedge their holdings of JPMorgan Chase common stock, and after retirement executives typically continue to have substantial holdings of company stock through RSUs that vest over a period of years, shares received from option exercises that must be held for at least five years from the grant date of options awarded in 2005 and later, and options that depend on the share price for their value.

Compensation is determined by weighing multiple criteria based on business judgment. Compensation of our most senior executives reflects their experience and scope of responsibility for leading lines of business or key functions. The overall level of compensation also reflects the actual and potential impact of the person and his or her position on the Firm’s results. Where available, we use market competitive data to inform, not override, our focus on pay for performance. Compensation for the most senior management consists primarily of fixed salary and an annual variable component that we refer to as incentive compensation. In determining the variable component, we consider multiple quantitative and qualitative criteria and rely on business judgment to determine appropriate compensation to recognize the contribution and potential of our leaders. We do not use formulaic approaches tied to total shareholder return or other narrow measures. We believe such approaches do not capture the complexity of the objectives of senior management, can cause too limited a focus on actions that will affect the performance measurement, and have the potential to create undue risk from actions designed to maximize payouts under whatever formula may be chosen.

Variable compensation is part of our on-going compensation program, not a perquisite for senior officers and investment bankers. It is an important element of compensation for employees across the Firm, including retail branch and credit card personnel, technology experts, and compliance and support professionals.

Compensation practices are consistent with effective risk management. The Compensation Committee has reviewed with the Firm’s Chief Risk Officer the risks that the Firm faces and elements of our organizational structure, management practices and compensation programs that would discourage unnecessary or excessive risk-taking. In this regard, risk management is an integral part of the Firm’s culture: the Chief Risk Officer is a direct report to the CEO, employee appraisals take into consideration sound risk management, compliance sits outside of the business to ensure separation of management and oversight, and front office managers cannot exert undue influence over the incentive pools of operations groups. We also believe that it is consistent with effective risk management that variable compensation awards are discretionary, not formulaic, and are based on the performance of the individual, the relevant line of business and the Firm as a whole. Performance is also based on profits and risk-adjusted returns that add to the long-term value of the franchise, rather than just revenues. Members of the Firm’s Executive Committee are also subject to a 75% share retention policy as described at page 19.

We will modify compensation practices as required by TARP and the Capital Purchase Program. JPMorgan Chase is a participant in the Capital Purchase Program established by the U.S. Treasury (Treasury) under the Treasury’s Troubled Asset Relief Program. Although the Firm did not seek the Treasury’s investment, we recognized the importance of supporting the uniform application of the Capital Purchase Program to promote stability and confidence in the financial markets and supported the government’s goal of obtaining the participation of all major banks. The funds we received strengthened our already strong capital base.

As a participant in the Capital Purchase Program, we are subject to the executive compensation provisions of the Emergency Economic Stabilization Act of 2008 (EESA), as amended by The American Recovery and Reinvestment Act of 2009. These provisions require affected financial institutions to meet certain standards for executive compensation and corporate governance, some of which require the establishment of standards by the Secretary of the Treasury. In general, these provisions are applicable during, or relate to, the period that the Treasury holds an investment in the financial institution and include certain limits on compensation, including limits that exclude incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution; provision for the recovery by the financial institution of any bonus or incentive compensation paid to a senior executive officer or certain other officers based on statements of earnings, revenues, gains, or other criteria that are later proven to be materially inaccurate; a prohibition of certain payments (golden parachute payments) to its senior executive officers or certain other officers; and a limit on deduction for federal income tax purposes to $500,000 annually for each senior executive officer during the applicable period. We will comply with all applicable provisions of EESA and applicable regulations.

EESA also requires that participants in the Capital Purchase Program permit shareholders to have a separate advisory vote to approve the compensation of executives, as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related material. We have included this as Proposal 3 at page 29.

Compensation of the Named Executive Officers

In determining the compensation of the Named Executive Officers and of other members of the Operating Committee, the Compensation Committee considered the performance of the Firm as a whole and of each line of business as well as individual executive performance.

The Firm’s management demonstrated extraordinary capability, dedication and stewardship in guiding the Firm through the difficult conditions of 2008, while positioning the Firm to benefit when the economy eventually recovers. Actions included executing the highly challenging acquisitions of The Bear Stearns Companies Inc. (Bear Stearns) and the banking business of Washington Mutual Bank (Washington Mutual), maintaining the Firm’s strong balance sheet and liquidity, managing risk, investing in business, people and systems, and continuing to maintain the highest standards for execution of our day-to-day business for clients. Two of the Firm’s businesses, Commercial Banking and Treasury & Securities Services, had record results in 2008, and the Firm was profitable overall in every quarter of 2008. Notwithstanding these accomplishments, however, the overall financial performance of the Firm was disappointing on an absolute basis, largely due to rapidly escalating credit costs and markdowns of certain leveraged lending and mortgage-related exposures.

The Compensation Committee also took note of the actions of the Treasury, including their investment in the Firm and in other financial institutions to promote stability and confidence in the financial system and help restore the country’s economy.

Under these challenging circumstances, the following compensation actions were taken:

•

Mr. Dimon, the CEO, did not receive a bonus for 2008 (no cash bonus or restricted stock) nor was he awarded any SARs. The Compensation Committee and Mr. Dimon judged that on an absolute basis, the financial performance of the Firm, while still profitable, was well short of the goal for the year and the Compensation Committee decided there would be no bonus for the year. The Compensation Committee and the Board of Directors took note, however, of the overall performance of the Firm and strongly commended Mr. Dimon for his highly effective leadership of the Firm through a very challenging environment, as well as his thoughtful efforts to contribute to the stability of our financial system.

•

Messrs. Black and Winters, Co-CEOs of our Investment Bank, also received no cash bonus or restricted stock for 2008 but did receive SARs. While this compensation outcome reflects the absolute financial performance of the Investment Bank, it understates their contribution to the successful integration of Bear Stearns, their attention to management of our risk positions and their success in achieving market leadership positions during an exceptionally difficult period. As a reflection of these contributions, Messrs. Black and Winters each received 700,000 SARs in January 2009. Although Messrs. Black and Winters are not required to be listed in the SCT based on applicable SEC rules, they have consistently been included in recent years, and as such we thought it appropriate to comment on their compensation for 2008.

•

The CFO of the Firm and the CEOs of lines of business other than the Investment Bank received incentives in cash and restricted stock units that were substantially reduced from the prior year because the overall financial performance and circumstances of the Firm were considered to outweigh most line of business and personal performance factors for 2008. Our lines of business and senior management did, however, achieve significant results despite substantial challenges, and some of these results are highlighted in the Overview of 2008 performance at pages 16 and 17.

-

Mr. Cavanagh, the CFO, provides financial leadership across all of our businesses in terms of planning, reporting and financial controls, defining and managing the Firm’s capital and liquidity needs, and communicating the Firm’s performance to the investor community, regulators and rating agencies. His skills, strategic thinking and leadership benefited the Firm greatly in light of the extraordinary dislocation in our industry.

-

Mr. Bisignano, Chief Administrative Officer, is responsible for Technology, Operations, Real Estate and Human Resources. These divisions have all played an instrumental role in working with the businesses on both the Bear Stearns and Washington Mutual integrations, and Mr. Bisignano has provided the leadership and experience to minimize the Firm’s transaction execution risk, while delivering reduced costs and increased efficiency. The Technology and Operations areas have also been instrumental in the Firm’s navigation of the unprecedented market disruptions and trading volumes during 2008.

-

Mr. Scharf, CEO of Retail Financial Services, is responsible for our network of more than 5,000 Chase consumer bank branches and for our consumer and small business lending, including home finance and auto loans. He led the overall activities involving assessing the risks, evaluating and planning strategy, and ultimately completing an extremely rapid acquisition of Washington Mutual’s banking operations. JPMorgan Chase and Mr. Scharf have also taken leadership roles in mortgage modification efforts and mortgage reform legislation.

-

Mr. Smith is CEO of Card Services, one of the nation’s largest credit card issuers with more than 168 million credit cards in circulation and more than $190 billion in managed loans. Mr. Smith has developed and continues to execute a multi-year strategy focused on branding and customer segmentation, reward programs and customer experience. He has also continued to lead improvements in risk management, processing systems and infrastructure, all of which have allowed the Card Services segment to continue to grow despite the current economic conditions.

•

New conditions were added to RSUs and SARs granted in January 2009. All members of the Operating Committee other than Mr. Dimon received SARs. Both SARs and RSUs awarded to members of the Firm’s Operating Committee have more stringent terms than in prior awards, although it is intended and expected that awards will vest and/or become exercisable as scheduled. The terms allow for reduction, forfeiture or deferral of vesting or exercisability if the CEO determines that an executive has not achieved satisfactory progress toward the executive’s priorities or that the Firm has not achieved satisfactory progress toward the Firm’s priorities for which the executive shares responsibility as a member of the Operating Committee (which, in either case, may include more than one performance year). Such determination would be made as part of the Firm’s annual performance assessment process and is subject to ratification by the Compensation Committee.

In making its determinations, comparative compensation data was provided to the Compensation Committee by the Executive Compensation unit of Corporate Human Resources, but under current market circumstances the Compensation Committee did not consider available data to be relevant.

Compensation actions – The following table shows annual salary in 2008 and annual incentive compensation awarded in January 2009 for 2008 performance, which reflects the Compensation Committee’s view of its annual compensation actions for 2008. The table also shows periodic equity awards granted in January 2009 that are separate from annual compensation. The SCT required by the SEC is at page 20.

Annual and periodic compensation

Name and principal position	Year	Annual compensation					Periodic equity awards
			Incentive compensation		Total ($)	Change
		Salary ($)	Cash ($)	RSUs ($)		from prior year (%)	Special SARs (#) (1)
James Dimon	2008	$1,000,000	$0	$0	$1,000,000	(97)%	0
Chairman and CEO	2007	1,000,000	14,500,000	14,500,000	30,000,000	11	2,000,000
	2006	1,000,000	13,000,000	13,000,000	27,000,000		0
Michael J. Cavanagh	2008	500,000	2,000,000	2,000,000	4,500,000	(44)	200,000
Chief Financial Officer	2007	500,000	3,750,000	3,750,000	8,000,000	23	300,000
	2006	500,000	3,000,000	3,000,000	6,500,000		200,000
Frank J. Bisignano	2008	500,000	2,000,000	2,000,000	4,500,000	(44)	200,000
Chief Administrative Officer
Charles W. Scharf	2008	500,000	2,000,000	2,000,000	4,500,000	(62)	300,000
CEO Retail Financial Services
Gordon A. Smith	2008	500,000	2,000,000	2,000,000	4,500,000	(25)	200,000
CEO Card Services

[1]

The Compensation Committee awarded special SARs to the Named Executive Officers other than the CEO effective January 20, 2009, at a grant price of $19.49 which were not part of regular annual compensation. The terms of the SARs are described under Periodic equity awards below.

The above table is presented to show how the Compensation Committee viewed compensation actions, but it differs substantially from the SCT required by the SEC and is not a substitute for the information required by the SCT on page 20.

The SCT shows compensation information in a format required by the SEC. One major difference between the SCT and this 2008 table is that the Stock awards and Option awards columns in the SCT report the expense recognized for financial statement reporting purposes with respect to 2008 in accordance with SFAS 123R and applicable SEC rules. Thus, the SCT generally includes incentive compensation expense for prior compensation years. The above table includes equity grants made in January 2009 for the 2008 performance year, but excludes grants made in January 2008 or earlier for earlier performance years. Also, due to the Firm’s adoption of SFAS 123R on January 1, 2006, the accounting treatment of equity awards varies substantially among our Named Executive Officers, depending upon their eligibility for vesting of equity awards based on certain age and service requirements as described in note 2 to the SCT.

Periodic equity awards – In January 2009, the Named Executive Officers (except the CEO) and other key officers of the Firm were granted equity awards in the form of SARs. We consider such awards to be separate from annual compensation. Awards were granted to recognize the key role of recipients in determining and executing the Firm’s objectives and to reinforce the partnerships that will help produce success for the Firm and its shareholders. SARs were awarded rather than RSUs to provide a compensation opportunity based solely on increases in the share price from the date of grant.

These SARs will become exercisable 20% per year over the five-year period from the date of grant. All shares obtained upon exercise must be held until the fifth year after grant and thereafter become subject to the Firm’s 75% retention requirement. Grants to members of the Operating Committee are subject to the new conditions described at page 11 for RSUs and SARs granted in January 2009.

Additional information on our compensation programs

Shareholders should expect the Firm to use its compensation resources wisely and resourcefully to build long-term value creation. We believe that our compensation philosophy and program approach are consistent with this expectation. The success of our compensation program should be measured by the long-term performance of JPMorgan Chase since the program is intended to reinforce strong and sustainable financial performance, operational discipline and shareholder value creation. The following section provides additional detail on our compensation programs.

JPMorgan Chase executive compensation practices

We define and communicate our objectives for long-term value creation.

•	We communicate our objectives and our performance through the Annual Report, an annual Investor Day and frequent analyst and investor calls and meetings.

Compensation is determined by weighing multiple criteria, including non-financial metrics.

•	Compensation decisions are disciplined but not formulaic.

•	Employees must demonstrate significant, sustained performance vs. competitors over time.

•	Compensation determination considers profits and risk-adjusted returns that add to the value of the franchise.

•	Compensation amounts are based on the performance of the individual, business line and the Firm as a whole.

•	Other criteria: managing risk, improving client satisfaction, attracting outstanding, diverse talent, managing expenses, contributing across business lines, supporting the Firm’s values.

Executive compensation is tied to long-term performance of the Firm.

•	Operating Committee and Executive Committee members generally must retain at least 75% of all equity awards granted to them subject to exceptions approved by the General Counsel.

•	Equity awards vest over multiple years and awards for Operating Committee members now allow for reduction, forfeiture or deferral of vesting if there is not satisfactory progress towards priorities.

•	Our long-term incentive plan prohibits repricing of stock options.

•	Executives cannot short or hedge our stock.

Compensation practices are consistent with effective risk management.

•

The Firm does not incentivize excessive risk taking. We look at multi-year performance periods and consider a broad set of criteria including performance of the Firm as a whole in determining incentive compensation. We discourage narrow, formula-based compensation.

•	Employee appraisals take into consideration sound risk management.

•	Final determinations of compensation for risk management and compliance functions are not made in the business areas.

There are no golden parachutes or special severance plans.

•	No golden parachutes for any executives.

•	No employment contracts other than for new hires. No change-of-control agreements.

•

No special or different severance programs for Operating Committee or Executive Committee members; the Firm’s policy limits severance effective April 2009 to a maximum of 52 weeks salary based on years of service.

•

No accelerated vesting for employees who have resigned and meet the Firm’s full career eligibility requirements. For such employees, awards continue to vest on the original schedule and subject to additional restrictions.

There are no special executive benefits.

•	No pension credits for bonuses.

•	No 401(k) Savings Plan matching contributions for any senior executive.

•	No special medical, dental, insurance or disability benefits for executives. The higher an executive’s compensation, the higher their premiums.

•	No private club dues, car allowances, financial planning, tax gross-ups for benefits, etc.

•	Voluntary deferred compensation program is limited to a maximum contribution of $1 million annually, $10 million lifetime cap for cash deferrals made after 2005.

Our clawback policies provide accountability.

•	The Firm will comply with all TARP guidelines regarding bonus recoupments.

•	Commencing with equity awards granted in 2009, we can clawback awards if we determine that they were based on materially inaccurate performance metrics or on any misrepresentation by the employee.

•	Policy already provides for clawback of incentive compensation from any employee who receives it based on earnings that are later subject to a material restatement.

Elements of executive compensation

The key components of our executive compensation program provide a holistic approach to deliver the appropriate level of total compensation. Annual compensation includes base salary and the cash portion of annual incentives. Long-term compensation includes the deferred equity portion of annual incentives and any periodic equity awards. A list of the compensation and benefits elements as they relate to senior executives of the Firm is found in the following table.

Compensation element	Description	Other features
Base salary

Typically the smallest component of total compensation for members of the Operating Committee and other members of senior management.

Provides a measure of certainty and predictability to meet certain living and other financial commitments.

Reviewed periodically and subject to increase if, among other reasons, the executive acquires material additional responsibilities, or the market changes substantially.

Annual variable compensation

Performance based incentive which can vary significantly from year to year.

The cash portion is paid and the equity portion is awarded in January following the performance year.

The equity portion is awarded in the form of RSUs determined by a formula representing a portion of the entire incentive award. For 2008, RSUs for the Operating Committee members who received an incentive represented 50% of their incentive award.

50% of the RSU portion of the award vests on the second anniversary of the grant date and 50% vests on the third anniversary of the grant date.

Shares received upon vesting are subject to the 75% retention policy applicable to senior management described at page 19.

Equity-related compensation for Operating Committee members is now subject to further restriction. See Compensation of the Named Executive Officers on page 10.

Periodic equity awards	Periodically the Firm grants special equity awards to select senior officers to reward and encourage leadership, including awards made in the form of SARs settled in shares only.

The awards become exercisable ratably on each of the first five anniversaries of the grant date and shares received upon exercise must be held for at least 5 years after the grant date.

Shares received upon exercise are subject to the 75% retention policy applicable to senior management described at page 19.

Deferred compensation	Eligible employees can voluntarily defer up to the lesser of 90% of their annual cash incentive or $1,000,000.

Beginning in 2005 a lifetime $10,000,000 cap on future cash deferrals was instituted.

Deferred amounts are credited to various unfunded hypothetical investment options, generally index funds, at the executive’s election.

Pension and retirement

Firm-wide qualified cash balance pension plan based on first $230,000 of base salary only.

Non-qualified excess pension plan based on base salary in excess of $230,000 up to $1,000,000.

Voluntary 401(k) Savings Plan.

Incentive awards not eligible for pension credits.

Officers with a base salary and cash incentives equal to or greater than $250,000, including all Operating Committee members, receive no Firm matching contribution in the 401(k) Savings Plan.

Paid in lump sum or annuity following retirement.

Health and welfare benefits	Firm-wide benefits such as life insurance, medical and dental coverage, and disability insurance.	No special programs for senior executives. In medical and dental plans, the higher the employee’s compensation, the higher the employee’s portion of the premium.

Severance plan

Firm-wide severance pay plan providing, effective April 2009, up to 52 weeks of base salary, based on years of service.

Benefits paid in a lump sum payment following termination of employment, contingent on release of claims and restrictive covenants.

Continued eligibility for certain health and welfare plan benefits during severance pay period.

Philosophy and approach

Our long-term success as a premier financial services firm depends in large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of that system are an acute focus on performance, shareholder alignment, a sensitivity to the relevant market place, and a long-term orientation. Based on our view of the current competitive landscape, this has never been as compelling or as important as it is right now.

Performance – For senior level employees, a significant portion of compensation should be, and is, variable, and the Firm seeks real differentiation in compensation among our most senior employees based on their accomplishments.

As a general matter, in assessing performance, we consider:

•	Performance of the individual employee, the relevant line of business, and the Firm as a whole.

•	Performance that is based on measurable and sustained financial results through the business cycle.

•

Performance that is both relative and absolute, in that each year’s performance is compared not just to our own prior performance or achievement of current goals, but also to appropriately chosen comparison companies that compete in similar markets and provide similar financial products and services. Those comparison companies are disclosed on page 18 under the discussion of our relevant market place.

The performance criteria we consider include a robust set of quantitative and qualitative factors focused on financial performance, management effectiveness, growth, people development and risk/control management. While specific factors will differ from business to business, function to function, and during different business cycles, among the most important factors that commonly apply are:

Quantitative criteria
• Operating earnings • Credit and risk management • Revenue growth • Expense management • Contribution across business lines • Return on capital	• Investing for growth – business expansion and technology • Improving client satisfaction • Executing other major projects • Improving operational efficiency • Capital and liquidity management

Qualitative criteria

•        Quality of earnings

•        Establishing, refining and executing long-term strategic plans

•        Achieving and maintaining market leadership positions in key businesses

•        Attracting, developing and retaining highly effective and diverse leaders

•        Executing acquisition integration tasks

•        Building an inclusive culture

•        Thinking beyond your own business

•        Maintaining compliance and controls

•        Protecting the Firm’s integrity and reputation

•        Supporting the Firm’s values

•        Supporting and strengthening the communities we serve worldwide

The Compensation Committee considers these factors in total. While we believe our approach is disciplined, it is not formulaic. We rely on our business judgment to determine the most appropriate compensation to recognize the contributions and potential of our leaders. In view of the wide variety and complexity of factors considered in connection with its evaluation of the Firm, business and individual executive performance, the Compensation Committee does not find it useful, and does not attempt, to rank or otherwise assign relative weight to these factors. Executive performance must be sustained at the highest levels over multiple time periods, and superior performance must be achieved across multiple factors to be considered outstanding. In considering the factors described above, individual members of the Compensation Committee and the Board of Directors may have given different weight to different factors.

Overview of 2008 performance – The Firm’s business results are discussed in detail in the Annual Report, including the Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) section of the Annual Report. The Firm also reviews its business and priorities in an annual Investor Day, most recently held February 26, 2009. The Annual Report and presentation materials for the 2009 Investor Day may be found on our Web site at www.jpmorganchase.com under Investor Relations.

An overview of the performance for the Firm as a whole and for each line of business is at pages 16 and 17. A comparison of 2008 performance against results for previous years on certain key operating metrics is at page 42, Appendix B.

Overview of 2008 performance

JPMorgan Chase differentiated itself from other large financial services firms.

The Firm reported 2008 net income of $5.6 billion, compared with $15.4 billion in 2007. These results were disappointing in absolute terms, but in relative terms should be considered within the context of a number of benchmarks and achievements, including:

-	We outperformed nearly every other large financial company in 2008.

-	We were profitable in every quarter of 2008.

-	We continued to invest in all of our major businesses.

-	We maintained a strong balance sheet – with a year-end Tier 1 capital ratio of 10.9%.

-	We increased our allowance for credit losses by $13.7 billion to $23.8 billion.

-	We successfully completed two highly complex, significant acquisitions: Bear Stearns and the banking operations of Washington Mutual.

-

We grew the franchise in 2008, with new checking accounts in Retail Financial Services, credit card accounts in Card Services, growth in loan and liability balances in Commercial Banking and liability balances in Treasury & Securities Services, solid net inflows in Asset Management and growth in Investment Bank market share in all major fee categories.

-

We took a leadership role in implementing plans to modify billions of dollars of mortgages and continued to focus on safe and sound lending activities, extending more than $150 billion in new credit in the fourth quarter alone to consumers, corporations, small businesses, municipalities and non-profits.

Investment Bank

Total net income was a loss of $1.2 billion, driven by lower total net revenue, a higher provision for credit losses and higher noninterest expense. Total net revenue was down 33% from the prior year, reflecting, among other things, reduced market activity (investment banking); markdowns on mortgage-related exposures and on leveraged lending funded and unfunded commitments, partially offset by record performance in rates and currencies, credit trading, commodities and emerging markets (fixed income markets); and weak trading results, partially offset by strong client revenue across products, including prime services (equity markets). Notwithstanding the decline in financial results, the Investment Bank achieved the following:

-	Managed the acquisition and integration of Bear Stearns.

-	Achieved substantial de-risking of key exposures in highly illiquid markets.

-	Managed multiple, simultaneous credit events, including a large broker-dealer default, as well as record market volumes.

-	First investment bank in history to be ranked #1 in global investment banking fees; debt, equity and equity-related; announced M&A; equity and equity-related; debt; as well as loans.

-	Remained “open for business” to support clients during periods of extreme market conditions.

Retail Financial Services

Total net income decreased 70% from the prior year, primarily reflecting a significant increase in the provision for credit losses, partially offset by positive mortgage servicing asset risk management results and the positive impact of the Washington Mutual transaction. 2008 highlights and accomplishments include:

-

Managed the Washington Mutual transaction, which expanded the Firm’s branch network to more than 5,000 (particularly in key new Chase markets such as California and Florida), bringing our national branch coverage to 23 states (3rd largest nationally) and 14,500 ATMs (2nd largest nationally).

-	Opened 126 new Chase and Washington Mutual branches.

-	Increased checking accounts by 9% – or 1.1 million – and added 12.6 million checking accounts from Washington Mutual for a total of 24.5 million.

-	Increased deposits to more than $360 billion.

-	Increased in-branch sales of credit cards by 14% (excluding Washington Mutual) or 20% (including Washington Mutual).

-	Launched extensive efforts to keep families in their homes whenever possible in leading The Way Forward, seeking to help avert more than 650,000 foreclosures by the end of 2010.

Card Services

Net income declined 73% from 2007, driven by a significantly higher provision for credit losses, partially offset by higher total net revenue. 2008 highlights and accomplishments include:

-	Became the nation’s leading MasterCard and Visa issuer with the Washington Mutual transaction.

-	Added 14.9 million new Visa, MasterCard, and private-label credit card accounts.

-	Increased year-over-year charge volume by more than $14 billion in an extremely challenging economic environment.

-	Continued execution of our multi-year strategy to enhance customer engagement model, through investment in our brands, rewards programs and partners, and customer experience.

-	Continued to drive improvements in acquisitions through the retail bank network, resulting in a 14% year-over-year increase of credit cards sold.

-	Continued improvements in risk management, customer satisfaction, systems and infrastructure.

Commercial Banking

Net income in 2008 was a record and increased 27% from 2007, due to record total net revenue and the impact of the Washington Mutual transaction, partially offset by a higher provision for credit losses. 2008 highlights and accomplishments include:

-

Achieved record results in gross investment banking revenue of $966 million, Treasury Services revenue of $2.6 billion, average loan balances of $82.3 billion and average liability balances of $103.1 billion.

-	Added in excess of 1,800 new relationships and expanded nearly 10,000 existing relationships through targeted calling and strategic marketing efforts.

-	Aligned the domestic Middle Market Banking and Treasury Services sales forces, providing more effective client coverage while improving efficiency.

-	Acquired Washington Mutual businesses, representing $44.5 billion in loans, and expect to complete integration of these businesses by early 2010.

Treasury & Securities Services

Net income was a record and increased 26% from 2007 driven by higher total net revenue, partially offset by higher noninterest expense. 2008 highlights and accomplishments include:

-	Remained #1 clearer of U.S. dollars globally, averaging $3.7 trillion in U.S. dollar transfers daily.

-	Increased number of investment funds for which fund accounting and administration services are performed by 33%.

-	Remained a leader in global custody with $13.2 trillion in assets under custody.

-

Launched a global investment initiative to enhance cash management and global treasury liquidity capabilities, expand global footprint and reinvest in technology solutions to make it easier for clients to move, concentrate, invest, and manage their cash worldwide.

-	Increased average liability balances by 22% to $280 billion, reflecting increased client deposit activity resulting from market conditions.

-	Grew revenue by 15% outside the U.S. and further strengthened our international presence with expanded services offered in over 20 countries around the world.

Asset Management

Net income declined 31% from 2007, driven by lower total net revenue offset partially by lower noninterest expense. 2008 highlights and accomplishments include:

-

Asset Management liquidity balances grew more than 50% in 2008, retaining the Firm’s position as the largest manager of AAA-rated global liquidity funds. Global Institutional market share grew to 17%, almost twice that of the next competitor.

-	Private Banking benefited from a record year of net new clients and net new assets, and achieved 7% revenue growth year-on-year.

-	J.P. Morgan Asset Management retained its position as one of the largest managers of hedge funds, with $32.9 billion in assets under management.

-	Increased average loan balances by 29% to over $38 billion and average deposit balances by 19% to over $70 billion.

Shareholder-alignment – We believe that an ownership stake in the Firm best aligns our employees’ interests with those of our shareholders. Our compensation programs are designed to annually deliver a meaningful portion of total compensation in equity to employees who can have the greatest impact on the bottom line and to increase for our most senior employees the equity portion of their compensation to strengthen their alignment with shareholders. JPMorgan Chase pays a larger portion of our executive compensation in equity-based long-term incentives when compared to many companies in our comparison group. Employees whose incentive compensation is $20,000 receive 10% in the form of RSUs. The percentage awarded as RSUs increases as compensation increases. That enhanced alignment to shareholder interests is deliberate and focuses executive activities and decisions on those areas that increase shareholder value. We further believe that competitive, annual equity awards subject to multi-year vesting and termination/forfeiture provisions effectively emphasize the long-term view of our business and bolster the retention of our top talent.

Relevant market place – We use comparison groups, or benchmarking, to understand market practices and trends, to evaluate the competitiveness of our programs and to assess the efficiency of these programs. Each of our lines of business operates under our overall compensation framework, but uses compensation programs appropriate to its competitive environment. Given the diversity of our businesses, our global operations and the complexity of the products and services we provide, our comparison group is also diverse, global and complex.

As a result, the Compensation Committee generally reviews actual compensation levels, generally from public data, for companies that either directly compete with us for business and/or talent or are global organizations with similar scope, size or other characteristics to JPMorgan Chase. Because we view our executive officers as highly talented executives capable of rotating among the leadership positions of our businesses and key functions, we also place importance on the internal pay relationships among members of our Operating Committee.

The Compensation Committee did not engage the services of a compensation consultant in 2008.

Below the level of our most senior officers, our businesses generally benchmark against direct business competitors, while functional areas benchmark against a blend of financial services and large, globally integrated businesses. We view benchmarking as important for an understanding of the market, but we use market factors to inform, not override, our focus on pay for performance.

The core comparison companies we generally consider are:

Company	CEO, CFO and Functional Staff	Investment Bank	Asset Management	Retail Financial Services	Card Services	Commercial Banking	Treasury & Securities Services
American Express	✓				✓
Bank of America	✓	✓	✓	✓	✓	✓	✓
Citi	✓	✓	✓	✓	✓	✓	✓
Goldman Sachs	✓	✓	✓
Morgan Stanley	✓	✓	✓
Wells Fargo	✓			✓	✓	✓

Additional comparison companies may be used for particular lines of business and in considering compensation of the CEO, CFO and functional staff.

Long-term orientation – We strive for a long-term orientation both in the way we assess performance and in the way we structure compensation. The aim of our compensation programs and policies is to motivate all employees to attain strong and sustained performance, both on an absolute and relative basis. We achieve this through processes and tools that are clear, transparent and effective at driving behaviors that expand the depth and breadth of our positive impact on clients. Our goal is to significantly differentiate executive compensation through the annual compensation process and through periodic equity awards to appropriately recognize outstanding performance.

Certain features of our compensation programs are targeted to help us achieve individual objectives, and other elements help us achieve multiple objectives simultaneously. Our vesting periods for stock awards generally provide that one-half vests after two years and the balance vests after three years. As a result of these awards, employees share the same interest in the Firm’s long-term success as other shareholders, and we believe that such ownership is a positive factor in retaining key employees. We also use these features to focus executives across all lines of business on longer-term strategy and the overall results of the Firm, particularly at more senior levels where executives can have a greater influence on our long-term success.

Compensation governance

In addition to the above, the Firm and Compensation Committee also rely on other governance practices summarized below in seeking appropriate decisions and shareholder aligned outcomes.

Authorities and responsibilities – In addition to approving compensation for Operating Committee members, the Compensation Committee approves the formula, pool calculation and performance goals for the shareholder approved Key Executive Performance Plan (KEPP) as required by Section 162(m)(1) of the Internal Revenue Code, reviews line of business total incentive accruals versus performance throughout the year, approves final aggregate incentive funding, and approves total equity grants under the Firm’s long-term incentive plan and the terms and conditions for each type of award. The Compensation Committee has delegated authority to the Director Human Resources to administer and amend the compensation and benefits programs. The limitations on deductibility for executive compensation specified in Section 162(m)(1) of the Internal Revenue Code are superseded by limitations under the Capital Purchase Program during applicable periods. See the discussion of TARP and the Capital Purchase Program at page 10.

Compensation review processes – Compensation of Operating Committee members depends not only on how they as individuals perform, but also on how the Firm as a whole performs. We assess their specific performance based on short-, medium- and longer-term objectives tailored to specific lines of business and functional areas.

Our disciplined compensation processes involve a series of reviews and assessments by successive levels of management within lines of business, the Operating Committee, the CEO, the Compensation Committee and the Board of Directors. The CEO presents his assessment of individual performance and a recommended set of compensation actions for the other Operating Committee members to the Compensation Committee for their consideration. The CEO does not make a recommendation regarding his own compensation, but did share with the Compensation Committee his sense of the negative impact that an award of a bonus to him might have on the Firm and its employees in light of the Firm’s 2008 performance and the current environment in which the Firm operates. The Compensation Committee discusses the CEO’s compensation entirely in its independent executive session and seeks full Board ratification of its determinations. No member of the Operating Committee other than the CEO has a role in making a recommendation to the Compensation Committee as to the compensation of any member of the Operating Committee.

Bonus recoupment policies – In 2006, we formalized a bonus recoupment policy to recover previous incentives paid to employees in the event those incentives were the result of conduct that leads to a material restatement of financial information. This policy can be found on our Web site at www.jpmorganchase.com under Governance. Commencing with awards granted in January 2009, our equity awards to all employees now provide that the Firm may cancel or require repayment of all or any portion of an award if we determine that it was based on materially inaccurate performance metrics or on any misrepresentation by the employee. While the Firm is a participant in the Capital Purchase Program, it also will require senior executive officers and the next 20 most highly compensated employees to reimburse the Firm for any bonus, retention award, or incentive compensation paid that was based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

Deductibility of executive compensation – To maintain flexibility in compensating executive officers, the Compensation Committee does not require all compensation to be awarded in a tax-deductible manner, but it is their intent to do so to the fullest extent possible and consistent with overall corporate goals. To that end, shareholders re-approved KEPP in May 2008, which covers all executive officers, including the Named Executive Officers, and their annual cash incentive awards and RSUs are delivered under the plan. As a participant in the Capital Purchase Program, the Firm is subject to additional limitations on deductible compensation for federal tax purposes under Section 162(m)(5) of the Internal Revenue Code, including a reduction of the annual limit from $1,000,000 to $500,000 for the deduction of such expenses for certain senior executive officers and the elimination of the performance based exception.

Equity grant practices – Equity grants are awarded as part of the annual compensation process, as periodic long-term awards and as part of employment offers for new hires. In each case, the grant price is the average of the high and the low prices of JPMorgan Chase common stock on the grant date. Grants made as part of the annual compensation process are generally awarded in January after earnings are released and generally in the form of RSUs. RSUs carry no voting rights; however, dividend equivalents are paid on units at the time actual dividends are paid on shares of JPMorgan Chase common stock. Stock options granted by Bank One in 2002 and earlier included a feature that provided for the issuance of restorative options that will remain in effect until expiration of the original option. The Firm no longer grants options with restoration rights. The Firm prohibits repricing of stock options and SARs.

Continued equity ownership – Our policies require share ownership for directors and executive officers and encourage continued ownership for others. Senior executives are expected to establish and maintain a significant level of direct ownership. Mr. Dimon and other members of the Operating Committee and the Executive Committee are required to retain at least 75% of the shares they receive from equity-based awards, including options, after deduction for option exercise costs and taxes. In January 2008 and in January 2009, certain executives received more than 50% of their incentive compensation in the form of RSUs. The retention requirement will not apply to the excess over 50% when such RSUs vest. Executives are subject to these retention requirements during their service with the Firm; any exceptions are subject to approval by the General Counsel. Members of the Operating Committee and the Executive Committee are not permitted to sell short or to hedge the economic risk of their ownership of our shares.

Shareholdings of directors and executive officers are shown in the table at page 8.

Executive compensation tables

The following tables and related narratives present the compensation for our Named Executive Officers in the format specified by the SEC. For Mr. Dimon and for each of the other Named Executive Officers, all amounts listed under Stock awards and Option awards for 2008 reflect expense recognized in accordance with SFAS 123R for awards made in January 2008 and earlier (for performance years prior to 2008). Such amounts do not reflect awards made in January 2009.

I. Summary compensation table (SCT)

Name and principal position	Year	Salary ($)	Bonus ($) (1)	Stock awards ($) (2)	Option awards ($) (2)(3)		Change in pension value and nonqualified deferred compensation earnings ($) (4)	All other compensation ($)		Total ($)
James Dimon	2008	$1,000,000	$0	$16,841,799	$1,413,200	(5)	$48,456	$348,101	(6)	$19,651,556
Chairman and CEO	2007	1,000,000	14,500,000	17,200,598	1,243,055		31,202	356,330		34,331,185
	2006	1,000,000	13,000,000	7,165,705	17,366,099		46,445	487,858		39,066,107
Michael J. Cavanagh	2008	500,000	2,000,000	3,104,197	3,319,486		22,204	—		8,945,887
Chief Financial Officer	2007	500,000	3,750,000	2,183,370	1,846,952		6,017	—		8,286,339
	2006	500,000	3,000,000	1,409,616	2,231,957		23,380	—		7,164,953
Frank J. Bisignano (8)	2008	500,000	2,000,000	4,128,159	3,551,655		13,132	—		10,192,946
Chief Administrative Officer
Charles W. Scharf (8)	2008	500,000	2,000,000	4,587,526	5,921,190		23,128	—		13,031,844
CEO Retail Financial Services
Gordon A. Smith (8)	2008	500,000	2,000,000	4,947,746	4,085,663		6,207	692,867	(7)	12,232,483
CEO Card Services

[1]	Includes amounts awarded, whether paid or deferred.
[2]

The Firm’s accounting for employee stock-based incentives is described in Note 10 to the Firm’s financial statements in the 2008 Annual Report, including how the Firm recognizes compensation expense pursuant to SFAS 123R for equity awards granted to employees eligible for continued vesting under specific age and service or service-related provisions (full career eligible employees). Generally, such expenses will be recognized over an award’s stated service period for employees who are not so eligible, or from the grant date until the eligibility date for employees who will become so eligible before the end of the stated service period. For full career eligible employees, the Firm accrues during the performance year the estimated cost of stock awards expected to be granted at the next January grant date. For Mr. Dimon, the stock award expense reported for 2007 has been recalculated to reflect that he became full career eligible in March 2008, resulting in a shorter expense amortization period for awards outstanding at such time. Recognition of compensation expense for full career eligible employees does not change the scheduled vesting dates of their awards and full career eligible employees, including Mr. Dimon, would forfeit their unvested equity awards if they left the Firm to work for a competitor.

[3]

Includes the following amounts recognized for restorative options issued under options originally granted under Bank One programs in 2002 and earlier: in 2008, Mr. Cavanagh, $452,398 and Mr. Scharf, $3,291,219; in 2006, Mr. Dimon, $13,665,582 and Mr. Cavanagh, $713,045. The issuance of such options did not require Board approval and was not discretionary. The Firm no longer grants options with a restorative feature.

[4]

Amounts are the aggregate change in the actuarial present value of the accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) for the respective years shown. Named Executive Officers did not receive any above-market preferential earnings on deferred compensation for the years shown.

[5]

In January 2008, the Firm awarded Mr. Dimon up to two million SARs. The terms of this award are distinct from, and more restrictive than, other equity grants periodically awarded by the Firm. The SARs, which have a ten-year term, will become exercisable no earlier than January 22, 2013, and have an exercise price of $39.83, the price of JPMorgan Chase common stock on the date of the award. The number of SARs that will become exercisable (ranging from none to the full two million) and their exercise date or dates may be determined by the Board of Directors based on an assessment of the performance of both the CEO and JPMorgan Chase. That assessment will be made by the Board in the year prior to the fifth anniversary of the date of the award, relying on such factors that in its sole discretion the Board deems appropriate. Due to the substantial uncertainty surrounding the number of SARs that will ultimately become exercisable and their exercise dates, a grant date has not been established for accounting purposes. However, since the service inception date precedes the grant date, the Firm will recognize expense associated with this award ratably over an assumed five-year service period, subject to a requirement to recognize changes in the fair value of the award through the grant date. The Firm recognized $1.4 million in compensation expense in 2008 for this award.

[6]	The following table describes each component of the All other compensation column for Mr. Dimon:

All other compensation

Name	Personal use of aircraft	Personal use of cars	Moving expenses	Tax associated with moving expenses	Other	Total
James Dimon	$53,956	$89,020	$125,227	$71,049	$8,849	$348,101

Incremental costs are determined as follows:

– Aircraft: operating cost per flight hour for the aircraft type used, developed by an independent reference source, including fuel, fuel additives and lubricants; landing and parking fees; crew expenses; small supplies and catering; maintenance labor and parts; engine restoration costs; and a maintenance service plan.

– Cars: annual lease valuation of the assigned car; annual insurance premiums; fuel expense; estimated annual maintenance; and annual driver compensation, including salary, overtime, benefits and bonus. The resulting total is allocated between personal and business use based on mileage.

– In connection with the merger with Bank One Corporation, Mr. Dimon relocated from Chicago to New York. The Dimon family kept Chicago as their home while their children completed high school, moving to New York in 2007. The amounts listed as moving expenses relate to that move, and the amount listed under tax associated with moving expenses relates to the payment of those moving expenses. Both the payment of moving expenses and the tax reimbursement are in accordance with the Firm’s general policy on relocation expenses.

– Other includes $1,098 for the cost of life insurance premiums paid by the Firm (for basic life insurance coverage equal to one times salary); $7,257 for the cost of residential security paid by the Firm; and $494 for the cost of non-business meals based on the estimated cost of comparable meals in local restaurants.

[7]

The amount reported for Mr. Smith includes $687,546 as payment to settle tax obligations related to reimbursement the Firm made to him in 2007 for the value of equity awards he was required to repay to his previous employer when he accepted employment with the Firm.

[8]	Messrs. Bisignano, Scharf and Smith were not Named Executive Officers in 2007 and 2006.

II. 2008 Grants of plan-based awards (1)

The following table shows grants of plan-based awards made in January 2008 and stock options issued to Messrs. Cavanagh and Scharf in 2008 as a result of restorative options granted to them.

Name	Grant date		Approval date	Stock awards	Option awards			Grant date fair value ($)
				Number of shares of stock or units (#) (2)	Number of securities underlying options (#)		Exercise price ($/Sh)
James Dimon	1/22/2008		1/15/2008	364,048				$14,500,000
	1/22/2008	(3)	1/15/2008		2,000,000	(3)	$39.830	19,868,000	(3)
Michael J. Cavanagh (4)	1/22/2008		1/15/2008	94,151				3,750,000
	1/22/2008		1/15/2008		300,000		39.830	2,980,200
	1/30/2008		N/A		54,271		47.835	360,577
	1/30/2008		N/A		10,625		47.835	91,821
Frank J. Bisignano	1/22/2008		1/15/2008	94,151				3,750,000
	1/22/2008		1/15/2008		300,000		39.830	2,980,200
Charles W. Scharf (4)	1/22/2008		1/15/2008	144,364				5,750,000
	1/22/2008		1/15/2008		400,000		39.830	3,973,600
	2/1/2008		N/A		485,359		47.795	3,291,219
Gordon A. Smith	1/22/2008		1/15/2008	69,044				2,750,000

[1]

Effective January 20, 2009, the Compensation Committee granted RSU awards as part of the 2008 annual incentive compensation and stock-settled SARs as part of a special grant of periodic equity awards. Because these awards were granted in 2009, they do not appear in this table, which is required to include only awards actually granted during 2008. These awards are reflected in the “Annual and periodic compensation” table on page 12.

[2]

The RSUs vest in two equal installments on January 20, 2010 and 2011. Each RSU represents the right to receive one share of common stock on the vesting date and non-preferential dividend equivalents, payable in cash, equal to any dividends paid during the vesting period. RSUs have no voting rights.

[3]

In January 2008, the Firm awarded Mr. Dimon up to two million SARs. The terms of this award are distinct from, and more restrictive than, other equity grants regularly awarded by the Firm. See note 5 to Summary compensation table at page 20. If a grant date had been established for accounting purposes, and assuming the award vested ratably over 5 years, it would have had a grant date fair value as shown above.

[4]

The stock options issued to Mr. Cavanagh on January 30, 2008, and to Mr. Scharf on February 1, 2008, were as a result of their exercise of restorative options granted to them under a heritage Bank One program. See note 3 to Summary compensation table at page 20.

III. Outstanding equity awards at fiscal year-end 2008

The following table shows the number of shares of the Firm’s common stock underlying (i) exercisable and unexercisable stock options and SARs and (ii) RSUs that have not yet vested held by the Firm’s Named Executive Officers on December 31, 2008.

Name	Option awards						Stock awards
	Number of securities underlying unexercised options: # exercisable (1)	Number of securities underlying unexercised options: # unexercisable (1)	Option exercise price ($)	Option expiration date	Option grant date (2)		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (1)	Stock award grant date (2)
James Dimon	641,156	—	$28.8636	3/27/2010	4/23/2001	(a)	—
	462,000	—	31.2197	4/16/2012	4/16/2002	(b)	—
	1,223,330	—	30.0606	3/27/2010	7/21/2003	(a)	—
	660,000	—	29.9621	8/15/2009	8/15/2003	(c)	—
	600,481	—	37.4700	1/20/2015	1/20/2005	(d)	—
	862,835	—	42.6200	3/27/2010	4/20/2006	(a)	160,982		1/19/2006	(d)
	231,725	—	42.6200	2/9/2011	4/20/2006	(a)	269,431		1/18/2007	(d)
	—	2,000,000	39.8300	1/22/2018	1/22/2008	(e)	364,048		1/22/2008	(d)

Total awards (#)	4,681,527	2,000,000					794,461	$25,049,355

Market value of in-the-money options ($)	$4,685,312	$0

Michael J. Cavanagh	99,000	—	$29.9621	8/15/2009	8/15/2003	(c)	—
	66,666	133,334	37.4700	1/20/2015	1/20/2005	(f)	—
	83,333	166,667	34.7800	10/20/2015	10/20/2005	(f)	—
	10,006	—	45.3800	5/1/2010	5/1/2006	(a)	—
	43,542	—	45.3800	4/16/2012	5/1/2006	(a)	—
	—	200,000	46.7900	10/19/2016	10/19/2006	(f)	—
	—	300,000	39.8300	1/22/2018	1/22/2008	(b)	22,359		1/19/2006	(d)
	54,271	—	47.8350	5/1/2010	1/30/2008	(a)	62,177		1/18/2007	(d)
	10,625	—	47.8350	4/16/2012	1/30/2008	(a)	94,151		1/22/2008	(d)

Total awards (#)	367,443	800,001					178,687	$5,634,001

Market value of in-the-money options ($)	$155,222	$0

Frank J. Bisignano	200,000	400,000	$38.9750	12/9/2015	12/9/2005	(f)	26,831		1/19/2006	(d)
	—	150,000	46.7900	10/19/2016	10/19/2006	(f)	67,358		1/18/2007	(d)
	—	300,000	39.8300	1/22/2018	1/22/2008	(b)	94,151		1/22/2008	(d)

Total awards (#)	200,000	850,000					188,340	$5,938,360

Market value of in-the-money options ($)	$0	$0

Charles W. Scharf	100,000	—	$24.9545	6/12/2010	6/12/2000	(g)	—
	51,000	—	31.2197	4/16/2012	4/16/2002	(b)	—
	396,000	—	29.9621	8/15/2009	8/15/2003	(c)	—
	116,666	233,334	34.7800	10/20/2015	10/20/2005	(f)	—
	140,730	—	42.2200	2/9/2011	4/26/2006	(a)	—
	125,476	—	42.2200	4/16/2012	4/26/2006	(a)	40,246		1/19/2006	(d)
	—	400,000	39.8300	1/22/2018	1/22/2008	(b)	82,902		1/18/2007	(d)
	485,359	—	47.7950	6/12/2010	2/1/2008	(a)	144,364		1/22/2008	(d)

Total awards (#)	1,415,231	633,334					267,512	$8,434,653

Market value of in-the-money options ($)	$1,294,264	$0

Gordon A. Smith	200,000	800,000	$50.5900	6/18/2017	6/18/2007	(b)	149,232		6/18/2007	(h)
	—	—					69,044		1/22/2008	(d)

Total awards (#)	200,000	800,000					218,276	$6,882,242

Market value of in-the-money options ($)	$0	$0

1	Value based on $31.53, the closing price per share of our common stock on December 31, 2008.
[2]	The awards set forth in the table have the following vesting schedule:
(a)	Restorative options (but not the original grant to which they relate) vest 100% after 6 months
(b)	5 equal installments in years 1, 2, 3, 4 and 5
(c)	3 equal installments in years 1, 2 and 3
(d)	2 equal installments in years 2 and 3
(e)	See note 5 to Summary compensation table at page 20.
(f)	3 equal installments in years 3, 4 and 5
(g)	2 equal installments in years 1 and 2
(h)	4 equal installments in years 1, 2, 3 and 4

IV. 2008 Option exercises and stock vested table

The following table shows the number of shares acquired and the value realized during 2008 upon the exercise of stock options and the vesting of RSUs previously granted to each of the Named Executive Officers.

With respect to option awards, the option exercises by Messrs. Cavanagh and Scharf were of options with restoration features and resulted in the issuance of the options shown in Table II, 2008 Grants of plan-based awards. With respect to stock awards, vestings relate to grants made in prior years that vested as a result of continued service.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)
James Dimon	—	—	160,981	$7,167,679
Michael J. Cavanagh	101,354	$1,840,185	38,706	1,723,385
Frank J. Bisignano	—	—	110,330	4,210,626
Charles W. Scharf	929,600	21,232,529	75,274	3,351,575
Gordon A. Smith	—	—	49,744	1,962,898

[1]

Values were determined by multiplying the number of shares of our common stock to which the exercise of the options related by the difference between the per-share fair market value of our common stock on the date of exercise and the exercise price of the options.

[2]	Values were determined by multiplying the number of shares or units, as applicable, that vested by the per-share fair market value of our common stock on the vesting date.

V. 2008 Pension benefits

The table below quantifies the retirement benefits expected to be paid to our Named Executive Officers under the Firm’s current retirement plans and plans closed to new participants. The terms of the plans are described below the table. No payments were made under these plans during 2008.

Name	Plan name	Number of years of credited service (#)	Present value of accumulated benefit ($)
James Dimon	Retirement Plan	8	$59,275
	Excess Retirement Plan	8	218,906
Michael J. Cavanagh	Retirement Plan	8	50,981
	Excess Retirement Plan	8	98,529
Frank J. Bisignano	Retirement Plan	3	11,527
	Excess Retirement Plan	3	13,997
Charles W. Scharf	Retirement Plan	8	52,006
	Excess Retirement Plan	8	111,590
Gordon A. Smith	Retirement Plan	1	2,835
	Excess Retirement Plan	1	3,372

Retirement Plan – This is a qualified noncontributory U.S. defined benefit pension plan that provides benefits to substantially all U.S. employees. The plan employs a cash balance formula, in the form of pay and interest credits, to determine the benefits to be provided at retirement, based upon eligible salary and years of service. The valuation method and all material assumptions used to calculate the amounts above are consistent with those reflected in Note 9 to the Firm’s financial statements in the 2008 Annual Report. Employees begin to accrue plan benefits after completing one year of service, and benefits generally vest after three years of service. Pay credits are equal to a percentage of base salary up to the legal limit ($230,000 in 2008), based on years of service (currently 3% to 9%, with certain formulas preserved from heritage company plans). Interest credits generally equal the yield on one-year treasury bills plus one percent (subject to a minimum of 4.5%). Account balances include the value of benefits earned under prior heritage company plans, if any. Benefits are payable as an actuarially equivalent lifetime annuity with survivorship rights (if married) or optionally under a variety of other payment forms, including a single-sum distribution. As of December 31, 2008, the Named Executive Officers were earning the following pay credit percentages: Mr. Dimon, 4%; Mr. Cavanagh, 4%; Mr. Bisignano, 3%; Mr. Scharf, 4%; and Mr. Smith, 3%.

Excess Retirement Plan – The purpose of this non-qualified plan is to offer benefits to participants in the Retirement Plan. Benefits are determined and payable under the same terms and conditions as the Retirement Plan, but reflecting base salary in excess of IRS limits up to $1 million and benefit amounts in excess of IRS limits. Benefits are generally payable in a lump sum in the year following termination.

Present value of accumulated benefits – Present values in the 2008 Pension benefits table are based on certain assumptions, some of which are disclosed in Note 9 to the 2008 Annual Report. Key assumptions include a 6.65% discount rate, RP 2000 combined white-collar mortality projected to 2016, 5.25% cash balance interest crediting rate, and lump sums calculated using a 5.95% interest rate and UP94 mortality projected to 2002, with 50%/50% male/female weighting. We assumed benefits would commence at normal retirement date or unreduced retirement date, if earlier. Benefits paid from the Retirement Plan prior to age 62 were assumed to be paid as single-sum distributions; benefits paid on or after age 62 were assumed to be paid either as single-sum distributions (with probability of 66.7%) or life annuities (with probability of 33.3%). Benefits from the Excess Retirement Plan are paid as single-sum distributions. No death or other separation from service was assumed prior to retirement date.

VI. 2008 Non-qualified deferred compensation

The Deferred Compensation Plan allows eligible participants to defer their annual cash incentive compensation awards on a before-tax basis up to a maximum of $1 million. A lifetime $10 million cap applies to deferrals of cash made after December 31, 2005. No deferral elections have been permitted relative to equity awards since March 15, 2006; elections prior to that date continue through 2009.

Name	Executive contributions in last fiscal year ($)	Firm contributions in last fiscal year ($)	Aggregate earnings (loss) in last fiscal year ($) (1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last fiscal year end ($)
James Dimon	$—	$—	$4,296	$—	$135,236
Michael J. Cavanagh	—	—	(24,246)	—	31,912
Frank J. Bisignano	—	—	—	—	—
Charles W. Scharf	—	—	2,816	—	88,655
Gordon A. Smith	—	—	—	—	—

[1]

The Supplemental Savings and Investment Plan (SSIP) is a heritage plan applicable to former Bank One employees which is closed to new participants and does not permit new deferrals. It functions similarly to the Deferred Compensation Plan. Investment returns in 2008 for SSIP investment choices were: Short-Term Fixed Income, 3.28%; Mid Cap Growth, (43.55)%; Small Cap Blend, (38.12)%; and International Small Cap, (47.84)%.

VII. 2008 Potential payments upon termination or change-in-control

All of the Named Executive Officers are “at will” employees of the Firm. They do not have employment contracts or change of control agreements and do not have benefits or equity awards that are triggered or accelerated upon a change of control.

All of the Named Executive Officers are covered under the Firm’s broad-based U.S. Severance Pay Plan. Benefits under the Severance Pay Plan are based on an employee’s base salary and service on termination of employment, and the plan provides for continued eligibility under certain of the Firm’s employee welfare plans (such as medical, dental and life insurance) at employee rates during the severance pay period. In addition, in the event of termination by the Firm for reasons other than cause, Named Executive Officers may be considered, at the discretion of the Firm, for a cash payment in lieu of an annual incentive compensation award, taking into consideration all circumstances the Firm deems relevant, including the circumstances of the executive’s leaving and the executive’s contributions to the Firm over his or her career. Severance benefits and any such discretionary payment are subject to execution of a release in favor of the Firm and certain post-termination employment and other restrictions that remain in effect for at least one year after termination. See page 10 for limitations on severance benefits under the Capital Purchase Program.

The following table describes and quantifies the benefits and compensation to which the Named Executive Officers would have been entitled under existing plans and arrangements if their employment had terminated on December 31, 2008, based on their compensation and service on that date. The amounts shown in the table do not include other payments and benefits available generally to salaried employees upon termination of employment, such as accrued vacation pay, distributions from the 401(k), pension and deferred compensation plans, or any death, disability or post-retirement welfare benefits available under broad-based employee plans. For information on the pension and deferred compensation plans, see Table V, 2008 Pension benefits and Table VI, 2008 Non-qualified deferred compensation. The following table shows the value of unvested RSUs and stock options and SARs that would vest on the executive’s termination of employment or continue to vest following termination, based on the closing price of our common stock on December 31, 2008. (On a per share basis, for RSUs this is the value of the underlying share on that date, regardless of the remaining vesting period, and for stock options and SARs it is the stock price minus the grant price.)

Pursuant to the offer letter that Mr. Smith received in June 2007, if he is terminated by the Firm for any reason other than cause prior to his fourth anniversary of employment, he will continue to vest in any outstanding RSUs awarded as replacements for forfeited equity awards from his previous employer and RSUs awarded as part of incentive compensation for the 2007 performance year, subject to execution of a general release and in lieu of any other severance.

Name	Termination reason	Severance ($)	Acceleration/Continuation of equity awards
			Option awards ($)	Stock awards ($)
James Dimon	Involuntary without cause	$519,231	$—	$25,049,355
	Disability	—	—	25,049,355
	Death	—	—	25,049,355
	Resignation	—	—	25,049,355
Michael J. Cavanagh	Involuntary without cause	259,615	—	5,634,001
	Disability	—	—	5,634,001
	Death	—	—	5,634,001
	Resignation	—	—	—
Frank J. Bisignano	Involuntary without cause	153,846	—	5,938,360
	Disability	—	—	5,938,360
	Death	—	—	5,938,360
	Resignation	—	—	—
Charles W. Scharf	Involuntary without cause	259,615	—	8,434,653
	Disability	—	—	8,434,653
	Death	—	—	8,434,653
	Resignation	—	—	—
Gordon A. Smith	Involuntary without cause	—	—	6,882,242
	Disability	—	—	6,882,242
	Death	—	—	6,882,242
	Resignation	—	—	—

Additional information about our directors and executive officers

Section 16(a) beneficial ownership reporting compliance

Our directors and executive officers filed reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2008 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities.

Policies and procedures for approval of related persons transactions

The Firm has adopted a written Transactions with Related Persons Policy (Policy) which sets forth the Firm’s policies and procedures for reviewing and approving transactions with related persons – basically its directors, executive officers, 5% shareholders, and their immediate family members. The transactions covered by the Policy include any financial transaction, arrangement or relationship in which the Firm is a participant, the related person has or will have a direct or indirect material interest, and the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year.

After becoming aware of any transaction which may be subject to the Policy, the related person is required to report all relevant facts with respect to the transaction to the General Counsel of the Firm. Upon determination by the General Counsel that a transaction requires review under the Policy, the material facts respecting the transaction and the related person’s interest in the transaction are provided, in the case of directors, to the Governance Committee and, in the case of executive officers and 5% shareholders, to the Audit Committee.

The transaction is then reviewed by the applicable committee, which then determines whether approval or ratification of the transaction shall be granted. In reviewing a transaction, the applicable committee considers facts and circumstances which it considers relevant to its determination. Material facts may include management’s assessment of the commercial reasonableness of the transaction, the materiality of the related person’s direct or indirect interest in the transaction, whether the transaction may involve an actual or the appearance of a conflict of interest, and, if the transaction involves a director, the impact of the transaction on the director’s independence.

Certain types of transactions are pre-approved in accordance with the terms of the Policy. These include transactions in the ordinary course of business involving financial products and services provided by, or to, the Firm, including loans, provided such transactions are in compliance with the Sarbanes-Oxley Act, Federal Reserve Board Regulation O and other applicable laws and regulations.

Transactions with directors and executive officers

Our directors and executive officers and their immediate family members were customers of, or had transactions with, JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2008. Additional transactions may be expected to take place in the future. Any outstanding loans to directors, executive officers and their immediate family members, and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment and financial advisory products and services to such persons were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to the Firm, and did not involve more than normal risk of collectibility or present other unfavorable features.

In December 2005 and in November 2007, approximately 3,000 JPMorgan Chase employees were given an opportunity to invest on an unleveraged, after-tax basis in limited partnerships that invest in the private equity investments made by One Equity Partners (OEP), a subsidiary of the Firm. The Firm’s executive officers, except for Messrs. Dimon and Cavanagh, were provided this investment opportunity. All investments made by such partnerships are made over a multi-year period on a pro rata basis with all private equity investments made by OEP, in the same class of securities and on substantially the same terms and conditions. Accordingly, such partnerships exercise no discretion over whether or not to participate in or dispose of any particular investment. Distributions, consisting of return of capital and realized gain, to the Firm’s executive officers who invested in such partnerships that exceeded $120,000 in 2008 were: Frank J. Bisignano, $180,565; Steven D. Black, $300,941; Jay Mandelbaum, $321,515; Heidi Miller, $150,471; Charles W. Scharf, $1,080,927; and William T. Winters, $150,471.

In 2002 and earlier, the Firm offered eligible employees the opportunity to co-invest in investments made by JPMorgan Partners. Employee-investors purchased common equity interests on an after-tax basis in annually-formed limited partnerships (JPMP Partnerships), each of which invested in the general pool of private equity investments made by JPMorgan Partners during the year the limited partnership was formed. Each year the Firm made a preferred capital contribution alongside the employee-investors equal to three times the amount of capital invested in the JPMP Partnership by the employee-investors, in consideration for which the Firm receives a specified fixed rate of return. Executive officers of the Firm for which the sum exceeded in the aggregate $120,000 of (i) the outstanding balances as of December 31, 2008, of the aggregate preferred equity contributions made by the Firm in JPMP Partnerships and (ii) distributions, consisting of return of capital and realized gain, made in 2008 by JPMP Partnerships were: Steven D. Black, distributions of $205,490; Ina R. Drew, distributions of $612,678; and Samuel Todd Maclin, distributions of $159,242.

Mr. Winters has outstanding loans entered into in 2000 from a J.P. Morgan & Co. Incorporated co-investment partnership (JPM Co. Partnership). Mr. Winters’ outstanding balance at December 31, 2008, was $224,811, all of which is a non-recourse loan payable in June 2015. The interest rate on this loan is LIBOR plus 150 basis points, reset quarterly. Distributions, consisting of return of capital and realized gain, to Mr. Winters from the JPM Co. Partnership in 2008 was $13,759.

An adult son of director David M. Cote had been employed by the Firm as an analyst in the Investment Bank from June 2005 until December 2008. He did not share a household with Mr. Cote and was not an executive officer. In 2008, the son received compensation of $175,000. The Firm provided compensation and benefits to the son in accordance with the Firm’s employment and compensation practices applicable to employees holding comparable positions.

Chase Bank USA, N.A. (Chase USA), the Firm’s credit card subsidiary, engaged Brinsights LLC to provide marketing assistance for credit card products. A sister of Heidi Miller, an executive officer of the Firm, owns Brinsights LLC and serves as its President. Chase USA paid Brinsights LLC fees of approximately $215,682 for 2008.

Mr. Scharf sits on the board of VISA Inc. For his service as a director, Mr. Scharf receives an annual grant of VISA common stock with a grant date value of $162,000; his annual retainer and committee fees paid in cash are remitted to JPMorgan Chase.

Compensation & Management Development Committee interlocks and insider participation

The members of the Compensation Committee are listed on page 6. No member of the Compensation Committee is or ever was a JPMorgan Chase officer or employee. No JPMorgan Chase executive officer is, or was during 2008, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2008, an executive officer serving as a member of our Board or Compensation Committee. All of the members of the Compensation Committee, or their immediate family members, were or may have been customers of or had transactions with JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2008. Additional transactions may be expected to take place in the future. Any outstanding loans to the directors and their immediate family members, and any transactions involving other financial products and services provided by the Firm such as banking, brokerage, investment and financial advisory products and services to such person were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to the Firm, and did not involve more than normal risk of collectibility or present other unfavorable features.

Compensation & Management Development Committee report

The Compensation & Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008.

In connection with the participation of JPMorgan Chase & Co. in the Department of Treasury’s Capital Purchase Program, the Committee certifies that it has reviewed with the Chief Risk Officer of the Firm the senior executive officers’ compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Firm.

Dated as of March 17, 2009

Compensation & Management Development Committee

Lee R. Raymond (Chairman)

Stephen B. Burke

David C. Novak

William C. Weldon

Audit Committee report

Three non-management directors comprise the Audit Committee of the Board of Directors of JPMorgan Chase. The Committee operates under a written charter adopted by the Board. The Board has determined that each member of our Committee has no material relationship with the Firm under the Board’s director independence standards and that each is independent under the listing standards of the New York Stock Exchange, where the Firm’s securities are listed, and under the Securities and Exchange Commission’s standards relating to the independence of audit committees.

Management is responsible for the Firm’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP (PwC), the Firm’s independent registered public accounting firm, is responsible for performing an independent audit of JPMorgan Chase’s consolidated financial statements and of the effectiveness of internal control over financial reporting in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board. The Firm’s internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the General Auditor, who is accountable to the Audit Committee. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, we met and held discussions with the Firm’s management and internal auditors and with PwC. Management represented to us that JPMorgan Chase’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We reviewed and discussed the consolidated financial statements with management and PwC. We also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

PwC provided us the written disclosures and the letter required by the Public Company Accounting Oversight Board Rule 3526 (Communications with Audit Committees Concerning Independence), and we discussed with PwC their independence.

Based on our discussions with the Firm’s management, internal auditors and PwC, as well as our review of the representations of management and PwC’s report to us, we recommended to the Board, and the Board has approved, including the audited consolidated financial statements in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. Subject to shareholder ratification, we also approved the appointment of PwC as JPMorgan Chase’s independent registered public accounting firm for 2009.

We annually review our written charter and our practices. We have determined that our charter and practices are consistent with the listing standards of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

Dated as of February 24, 2009

Audit Committee

Laban P. Jackson, Jr. (Chairman)

Crandall C. Bowles

William H. Gray, III

Proposal 2 – Appointment of independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC), 300 Madison Avenue, New York, New York 10017, as the Firm’s independent registered public accounting firm to audit the financial statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2009. A resolution will be presented at the meeting to ratify their appointment. If the shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

A member of PwC will be present at the annual meeting, and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Firm’s independent registered public accounting firm.

Fees paid to PricewaterhouseCoopers LLP

Aggregate fees for professional services rendered for JPMorgan Chase by PwC for the years ended December 31, 2008 and 2007, were:

($ in millions)	2008	2007
Audit	$58.7	$39.8
Audit-related	18.9	15.2
Tax	5.7	4.7
All other	0.9	0.0

Total	$84.2	$59.7

Excluded from 2008 and 2007 amounts are Audit, Audit-related, and Tax fees aggregating $17.7 million and $15.9 million, respectively, paid to PwC by private equity funds, commingled trust funds and special purpose vehicles that are managed or advised by subsidiaries of JPMorgan Chase but are not consolidated with the Firm.

Audit fees – Audit fees for the years ended December 31, 2008 and 2007, were $41.8 million and $32.3 million, respectively, for the annual audit and quarterly reviews of the consolidated financial statements and $16.9 million and $7.5 million, respectively, for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, and comfort letters and consents in respect of Securities and Exchange Commission filings. The increase in 2008 Audit fees is mainly attributable to audit work in connection with the acquisitions of The Bear Stearns Companies Inc. (Bear Stearns) and the banking operations of Washington Mutual Bank.

Audit-related fees – Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm. These services include attest and agreed-upon procedures not required by statute or regulation, which address accounting, reporting and control matters. These services are normally provided by PwC in connection with the recurring audit engagement.

Tax fees – Tax fees for 2008 and 2007 were $3.3 million and $3.2 million, respectively, for tax return compliance, including Bear Stearns expatriate employee tax services specifically approved by JPMorgan Chase’s Audit Committee, and $2.4 million and $1.5 million, respectively, for other tax services. Other tax services includes tax advice regarding routine business transactions primarily related to private equity operations.

All other fees – All other fees for 2008 and 2007 were $.891 million and $0, respectively. JPMorgan Chase’s policy restricts the use of PwC to Audit, Audit-related and Tax services only; however, as a result of the Bear Stearns acquisition in March of 2008, the JPMorgan Chase Audit Committee approved an exception limited to specified pre-existing advisory services related to an acquisition executed by Bear Stearns in 2008, prior to its merger with JPMorgan Chase.

Audit Committee pre-approval policies and procedures

JPMorgan Chase’s policy on the use of PwC’s services is not to engage its independent registered public accounting firm for services other than Audit, Audit-related and Tax services. As mentioned above, an exception for certain specified services related to pre-existing services provided to Bear Stearns in 2008, prior to its acquisition by JPMorgan Chase, was granted.

The Audit Committee has adopted pre-approval procedures for services provided by the independent registered public accounting firm that are reviewed and ratified annually. These procedures require that the terms and fees for the annual Audit service engagement be pre-approved by the Audit Committee. In addition, for Audit, Audit-related and Tax services, the Audit Committee has pre-approved a list of these services and a budget for fees related to such services, which are documented in the pre-approval policy. All requests or applications for PwC Audit, Audit-related and Tax services must be submitted to the Firm’s Corporate Controller to determine if such services are included within the list of services that have received Audit Committee pre-approval. All requests for Audit, Audit-related and Tax services not included in the pre-approval policy and all fee amounts in excess of pre-approved budgeted fee amounts must be specifically approved by the Audit Committee.

In addition, all requests for Audit, Audit-related and Tax services, irrespective of whether they are on the pre-approved list, in excess of $250,000 require specific approval by the Chairman of the Audit Committee. JPMorgan Chase’s pre-approval policy does not provide for a de minimis exception pursuant to which the requirement for pre-approval may be waived.

Proposal 3 – Advisory vote on executive compensation

As described at page 10, the Emergency Economic Stabilization Act of 2008, requires that participants in the Capital Purchase Program permit shareholders to have a separate advisory vote to approve the compensation of executives, as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related material.

The Compensation Discussion and Analysis begins on page 9. As we discussed there, the Board of Directors believes that JPMorgan Chase’s long-term success as a premier financial services firm depends in large measure on the talents of the Firm’s employees. The Firm’s compensation system plays a significant role in the Firm’s ability to attract, retain and motivate the highest quality workforce. The principal underpinnings of the Firm’s compensation system are an acute focus on performance, shareholder alignment, sensitivity to the relevant market place, and a long-term orientation.

This proposal provides shareholders with the opportunity to endorse or not endorse the Firm’s executive compensation program through the following resolution:

“Resolved, that shareholders approve the compensation of executives named in the Summary compensation table, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement).”

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends that shareholders vote FOR approval of this resolution.

Proposals 4-10: Shareholder proposals

Proposal 4 – Governmental service report

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington DC 20037, the holder of record of 1,044 shares of common stock, has advised us that she plans to introduce the following resolution:

RESOLVED: “That the stockholders of J.P. Morgan assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.”

REASONS: “Full disclosure on these matters is essential at J.P. Morgan because of its many dealing with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.”

“Last year the owners of 98,629,106 shares, representing approximately 3.9% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

Board response to proposal 4:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

JPMorgan Chase selects and engages its employees and consultants on the basis of their qualifications, experience and integrity. When a former government employee is hired, that employee and the Firm are subject to laws that regulate the activities of former government officials. Further, SEC rules already require that the Firm report the business experience during the past five years of all directors and executive officers; this reporting would include reporting of any government positions held during that period.

Gathering the information and preparing the report requested by the proposal would require financial and other resources, and the Board believes that these resources could be better utilized. In our opinion, the additional information made available by such a report would not provide shareholders with an appreciable benefit, and therefore the Board believes that the costs involved do not justify the proposed undertaking.

Accordingly, the Board recommends a vote against this proposal.

Proposal 5 – Cumulative voting

Mr. John Chevedden, as agent for Mr. Kenneth Steiner, 14 Stoner Avenue, Great Neck, NY 11021, the holder of 1,050 shares of common stock, has advised us that he intends to introduce the following resolution:

RESOLVED: Cumulative Voting. Shareholders recommend that our Board take the steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Statement of Kenneth Steiner

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and in 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and in 2008. The Council of Institutional Investors www.cii.org recommended adoption of this proposal topic. CalPERS also recommend a yes-vote for proposals on this topic. Cumulative voting allows a significant group of shareholders to elect a director of its choice - safeguarding minority shareholder interests and bringing independent perspectives to Board decisions.

Cumulative voting also encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•

The Corporate Library (TCL), www.thecorporatelibrary.com, an independent investment research firm rated our company: “High Concern” in executive pay - $27 million for James Dimon; “D” in Overall Board Effectiveness; “High Governance Risk Assessment.”

•	We did not have an Independent Chairman or even a Lead Director - Independent oversight concern.

•

Eight directors were designated as “Accelerated Vesting” directors by The Corporate Library due to their involvement in speeding up stock option vesting in order to avoid recognizing the related cost: Stephen Burke, James Crown, James Dimon, Ellen Futter, William Gray, Laban Jackson, David Novak, Lee Raymond.

•	We had 4 directors with 15 to 21 years tenure each - Independence concerns: James Crown, William Gray, Laban Jackson, Lee Raymond.

•

Six of our directors served on boards rated “D” by The Corporate Library: David Cote, Honeywell (HON); James Crown, General Dynamics (GD); William Gray, Pfizer (PFE); Crandall Close Bowles, Deere (DE); David Novak, Yum! Brands (YUM); William Weldon, Johnson & Johnson (JNJ).

•

Of the 11 seats on our key audit, executive pay and nomination committees: Seven seats were held by “Accelerated Vesting” directors; Four seats were held by directors with more than 15-years tenure; Six seats were held by directors serving on D-rated boards.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Cumulative Voting

Yes on 5

Board response to proposal 5:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Firm has strong corporate governance standards – JPMorgan Chase has strong corporate governance standards, including:

-	Majority voting standard for the election of directors in uncontested elections, with plurality voting in contested elections and a director resignation policy;

-	Annual election of all directors;

-	More than two-thirds of the Board composed of independent directors, and Governance, Compensation and Audit Committees composed entirely of independent directors;

-	Right of shareholders to call special meetings; and

-	Stated range for the size of the Board.

Our strong foundation of corporate governance principles already in place, and apart from the specific objections to cumulative voting discussed below, obviate the need for cumulative voting.

One share, one vote best serves shareholder interests – The Firm, like most other major corporations, provides that each share of common stock is entitled to one vote for each nominee for director. The Board of Directors believes that this voting method for electing directors best serves the interests of the Firm and our shareholders.

Cumulative voting can increase the risk of special interests and partisanship – Cumulative voting could impair the effective functioning of the Board by electing a director obligated to represent the special interests of a small group of shareholders, rather than all of the Firm’s shareholders. Cumulative voting also introduces the possibility of partisanship among directors, which could weaken their ability to work effectively together, a requirement essential to the successful functioning of any board of directors. Allowing each share of common stock to have one vote for each director nominee encourages accountability of each director to all of our shareholders.

Cumulative voting is inconsistent with majority voting for directors – The concept of majority voting has received substantial support from a wide range of commentators and public companies and has received high shareholder support when presented in the form of shareholder proposals. Many advocates of majority voting do not, however, support cumulative voting in combination with majority voting because of the risk that the combination could be destabilizing and imprudent.

Because each director oversees the management of the Firm for the benefit of all shareholders, the Board believes that changing the current voting procedures would not be in the best interests of shareholders.

Accordingly, the Board recommends a vote against this proposal.

Proposal 6 – Special shareowner meetings

Mr. John Chevedden, as agent for Mr. Ray T. Chevedden, on behalf of the Ray T. Chevedden and Veronica G. Chevedden Family Trust, 5965 S. Citrus Ave., Los Angeles, CA 90043, the holder of 100 shares of our common stock, has advised us that he intends to introduce the following resolution:

RESOLVED, Shareowners ask our Board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Ray T. Chevedden

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer.

This proposal topic won impressive support at the following companies (based on 2008 yes and no votes):

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)

FirstEnergy Corp. (FE)	67%	Chris Rossi

Marathan Oil (MRO)	69%	Nick Rossi

Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration. Fidelity and Vanguard have supported a shareholder right to call a special meeting.

The proxy voting guidelines of many public employee pension funds also favor this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, have taken special meeting rights into consideration when assigning company ratings.

Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings -

Yes on 6

Board response to proposal 6:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Our shareholders are already permitted to call special meetings – In 2006, the Board amended the Firm’s By-laws to permit shareholders holding at least one-third of the outstanding common shares to call special meetings. The By-laws establish procedures for (1) a written request describing the specific purpose of the meeting and the shareholders requesting the meeting, (2) the timing of the request and the meeting, and (3) any business to be transacted at the meeting. To avoid duplication, the Firm would not be required to call a special meeting if a shareholder meeting including the same purpose has been called by the Firm or held within the past twelve months. A copy of our By-laws is available on our Web site at www.jpmorganchase.com under Governance.

The Firm’s current By-law provision for calling special meetings balances the interests of all shareholders as a whole –

For a company with as many shareholders as JPMorgan Chase, a special meeting is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. Limits on the ability to call such meetings are intended to strike a balance between shareholders’ ability to call such a meeting in appropriate circumstances, while avoiding the risk that a relatively small group would seek to impose the burden of a meeting on other shareholders. The Firm’s current By-law provision is an appropriate corporate governance provision for a public company of our size, and reflects the Board’s judgment in determining procedures that best serve the interests of all shareholders.

Management welcomes shareholder input on governance – The Firm has strong corporate governance standards and practices that demonstrate the Board’s accountability to, alignment with, and responsiveness to its shareholders. For example:

-	All directors are elected annually; the Firm does not have a classified Board.

-	In 2007, the Board amended the Firm’s By-laws to provide a majority voting standard for election of directors in uncontested elections, and resignation by any incumbent director who is not re-elected.

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In December 2006, the Board established the position of Presiding Director, which is held by an independent director at all times. The Presiding Director presides at executive sessions of non-management directors and at Board meetings at which the Chairman is not present, is authorized to call meetings of non-management directors, and facilitates communication between the Chairman and CEO and the non-management directors.

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Approximately two-thirds of the Board’s compensation is comprised of stock-based compensation, and directors pledge that, for as long as they serve, they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a Board member.

-	Shareholders may communicate with our Board of Directors, individually or as a group by contacting the Firm’s corporate secretary.

In addition, our senior executives engage our shareholders periodically to invite comments on governance matters, executive compensation and shareholder proposals. We meet throughout the year with shareholders and organizations interested in our practices.

Accordingly, the Board recommends a vote against this proposal.

Proposal 7 – Credit card lending practices

MMA Praxis Core Stock Fund and MMA Praxis Value Index, 1110 North Main Street, Goshen, IN 46527, the holder of our common stock with a market value in excess of $2,000, has advised us that it intends to introduce the following resolution, which is co-sponsored by The Sisters of St. Francis of Philadelphia, Friends Fiduciary Corporation, and The Sisters of the Holy Spirit and Mary Immaculate, which are the beneficial owners of our common stock with a market value in excess of $2,000:

Whereas:

With the acquisition of Washington Mutual, our company is now the largest credit card issuer in the United States, with tens of billions of dollars in outstanding credit card loans to consumers.

Amid the economic uncertainty sparked by the sub-prime mortgage crisis, some banks are turning to their high-margin credit card divisions to help offset their losses elsewhere.

In the wake of declining home values and the inability to tap into this source of funds, many Americans are turning to credit cards as a last source of capital to get them through difficult times.

According to the Federal Reserve Statistical Release, revolving debt as a percentage of total debt in US households is dramatically increasing and credit card loans are at their highest delinquency rates since 1993.

The sub-prime borrowing class is the most profitable market segment for credit card issuers, and most vulnerable to predatory practices.

Sub-prime consumers, specifically those with FICO credit scores less than 660, are often targeted with “fee harvesting” cards. These cards, which typically carry a limit of no more than $500, can cost borrowers up to half or more of their credit limit simply in activation and maintenance fees, while positioning the cardholder to unknowingly incur late, over-the-limit and other fees.

Based on an October 2008 report by Innovest, 48% of the credit card accounts acquired by our company from Washington Mutual were classified as sub-prime, as were 19% of our company’s accounts before the acquisition.

Aggressive and questionable marketing to teenagers and college students - often using poor lending criteria - has contributed to a rise in undergraduate credit card debt from an average of $2,169 in 2004 to $8,612 in 2006.

Provisions such as universal default, sometimes known as risk-based pricing, unfairly penalize borrowers with higher rates on accounts where they have never missed a payment. Typical credit card practices such as bait and switch marketing, changes of mailing address, delayed billing, hidden fees and unintelligible cardholder agreements hurt consumers.

Resolved: That the shareholders request the Board of Directors to complete a report to shareholders, prepared at reasonable cost and omitting proprietary information, evaluating with respect to practices commonly deemed to be predatory, our company’s credit card marketing, lending and collection practices and the impact these practices have on borrowers.

Supporting Statement:

Trapping consumers in debt under predatory terms that make successful repayment virtually impossible weakens the long-term financial prospects of our company and the national economy as a whole. Credit card policies and practices designed to strengthen (rather than abuse) consumers’ financial health are in the best interest of our company and its clients.

Board response to proposal 7:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

Our vision is to create lifelong, engaged relationships with our customers by being a trusted provider of financial services.

We do not engage in the practices cited by the proponents as “predatory.”

•	We have eliminated practices such as universal default, credit bureau-triggered re-pricing, and double cycle billing.

•	We do not have any “fee-harvester” card products where we impose activation or maintenance fees.

•	We do not engage in “bait and switch” marketing or other practices we deem to be deceptive.

•	We comply with all regulations related to billing practices, time to make payments, and fee disclosures.

Chase does not seek to originate sub-prime credit card relationships.

•	Chase credit card customers are largely in the “prime” and “super-prime” categories — the most responsible and knowledgeable users of credit in the country.

•	We will align the Washington Mutual credit card relationships to fit the Chase model.

“Chase Clear and Simple” offers customers assistance in the responsible management of their financial health.

•	The Firm shares the proponents’ concern for consumers’ financial health and for the responsible granting and use of credit.

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For that reason, nearly two years ago we began an ongoing initiative called Chase Clear & Simple — www.chaseclearandsimple.com — a broad collection of tools, information, and business practices that can help customers easily and effectively manage their accounts, avoid unnecessary fees, and increase their financial literacy.

We help young adults carefully enter the world of credit.

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Chase’s student card portfolio is very small, representing less than one percent of our total portfolio. We do not conduct student-focused credit card marketing on or near campuses and do not use student mailing lists from colleges to target students for offers.

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The Firm’s average credit line for new student card holders is $700-$1,000, so that students can gain experience using credit and build a credit history without the ability to get deeply in debt. Credit lines for student accounts can only be increased with demonstrated responsible behavior.

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The Firm’s student credit card product (Chase +1) rewards students for completing online credit education and for paying on time, unlike traditional rewards cards that offer rewards based on the amount spent.

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The Firm provides student cardholders with valuable credit education and budgeting tools available through www.chaseclearandsimple.com. We also send credit education materials to all student cardholders throughout the year.

Because the Firm does not engage in the practices cited by the proponents as “predatory,” the Board believes that the requested report would provide shareholders with no appreciable benefit, and therefore the Board believes that the costs involved do not justify the proposed undertaking.

Accordingly, the Board recommends a vote against this proposal.

Proposal 8 – Changes to KEPP

AFSCME Employees Pension Plan, 1625 L Street, N. W., Washington DC 20036-5687, the holder of 48,065 shares of our common stock, has advised us that it intends to introduce the following resolution: RESOLVED that shareholders of JPMorgan Chase & Co. (“JPM”) urge the Compensation & Management Development Committee (the “Committee”) to make the following changes to the Key Executive Performance Plan (“KEPP”) as applied to senior executives, in order to promote a longer-term perspective:

1.	An award to a senior executive under the KEPP (a “Bonus”) that is based on one or more financial measurements (each, a “Financial Metric”) whose performance measurement period (“PMP”) is one year or shorter shall not be paid in full for a period of three years (the “Deferral Period”) following the end of the PMP;

2.	The Committee shall develop a methodology for (a) determining what proportion of a Bonus should be paid immediately, (b) adjusting the remainder of the Bonus over the Deferral Period to reflect performance on the Financial Metric(s) during the Deferral Period and (c) paying out the remainder of the Bonus, adjusted if required, during and at the end of the Deferral Period; and

3.	The adjustment described in 2(b) should not require achievement of new performance goals but should focus on the quality and sustainability of performance on the Financial Metric(s) during the Deferral Period.

The policy should be implemented in a way that does not violate any existing contractual obligation of JPM or the terms of any compensation or benefit plan currently in effect.

SUPPORTING STATEMENT

As long-term shareholders, we support compensation policies that promote the creation of sustainable value. We are concerned that short-term incentive plans, if not designed with effective safeguards, can encourage senior executives to manage for the short term and take on excessive risk. The current financial crisis provides a stark example of what can happen when executives are rewarded for short-term financial performance without any effort to ensure that the performance is sustainable.

The 2007 bonus awards for the named executive officers as a multiple of base salary ranged from 7.5 to 14.5 times salary. According to the 2008 proxy, bonus awards are made under the KEPP, which gives the Committee substantial discretion in making awards.

Accordingly, this proposal urges that the KEPP be changed to encourage a longer-term orientation on the part of senior executives. Specifically, the proposal asks that the Committee develop a system for holding back some portion of each bonus based on short-term financial metrics for a period of three years and adjusting the unpaid portion to account for performance during that period. The proposal gives the Committee discretion to set the terms and mechanics of this process.

In November 2008, UBS AG announced that it would adopt a variable compensation system similar to the one suggested in this proposal. In explaining why it made the change, UBS stated that the new program “should bring about a cultural shift in the company. Those who are rewarded will be those who deliver good results over several years without assuming unnecessarily high risk.” (Press release dated Nov. 17, 2008)

We urge shareholders to vote FOR this proposal.

Board response to proposal 8:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

JPMorgan Chase believes compensation should be determined by weighing multiple criteria based on business judgment, not by formulas. The Firm’s compensation policies are discussed in detail in the Compensation Discussion and Analysis, starting at page 9. In brief:

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Compensation determinations consider sustained performance over time and involve a weighing of multiple criteria, including risk-adjusted returns rather than revenues, client satisfaction, contributions across business lines, managing expenses and risk, and supporting the Firm’s values.

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We do not use a formulaic approach because we believe such an approach may potentially provide incentive for excessive risk taking in order to maximize payout under a chosen formula, and would not capture the full scope of the objectives we require senior officers to pursue, including qualitative ones.

•	Performance is based on a multi-year perspective and considers the performance of the individual, the line of business and the Firm as a whole.

JPMorgan Chase already has in place policies that would permit adjustment of incentive compensation awards in response to subsequent changes in the information on which the award decision was based.

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Stock-based awards vest over multiple years and are subject to the Firm’s right to cancel the award prior to full vesting, and to require repayment of the value of any distributions received under awards already vested, to the extent the Firm determines that the award was based on materially inaccurate performance metrics or on any misrepresentation by the employee.

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In 2006 the Firm adopted a bonus recoupment policy under which the Firm may seek repayment of incentive compensation in the event of a material restatement of the Firm’s financial results for the relevant period.

•	In addition, the Firm will comply with all applicable TARP-related requirements, including those related to clawbacks of compensation.

New conditions added to RSUs and SARs granted in January 2009, provide safeguards similar to those proposed.

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For members of the Operating Committee – the Firm’s most senior executives – equity awards granted in January 2009 contain new conditions that we believe provide safeguards similar to those proposed. As described above at page 11, for members of the Firm’s Operating Committee, although it is intended and expected that the RSU and SAR awards will vest and/or become exercisable as scheduled, the terms and conditions of the awards allow for reduction, forfeiture or deferral of scheduled vesting or of exercisability in the event of a determination by the CEO, as part of the Firm’s annual performance assessment process, based on the CEO’s assessment of the performance of the executive and the Firm (which may include more than one performance year), that an executive has not achieved satisfactory progress toward the executive’s priorities or that the Firm has not achieved satisfactory progress toward the Firm’s priorities for which the executive shares responsibility as a member of the Operating Committee. Such determination is subject to ratification by the Compensation Committee.

•	RSU grants vest 50% after 2 years and 50% after 3 years and SARs become exercisable 20% per year over 5 years, and the above condition applies throughout the vesting period of the grants.

Individual awards made under the Firm’s KEPP are not based on financial measurements. The KEPP establishes a cap on the aggregate incentive compensation and the individual awards of the covered executives based on the Firm’s earnings for the relevant period, but the awards to individual executives are not determined based on formulas tied to earnings, shareholder return, or other measures.

Based on the award practices we follow and safeguards we already have, the Board believes the proposed amendment is unnecessary and not in the interests of shareholders.

Accordingly, the Board recommends a vote against this proposal.

Proposal 9 – Share retention

AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington DC 20006, the holder of 2,515 shares of common stock, has advised us that it intends to introduce the following resolution:

Resolved, the shareholders of JPMorgan Chase & Co. (the “Company”) urge the Board of Directors to adopt a policy requiring the Named Executive Officers (“NEOs”) to retain 75% of the shares acquired through the Company’s compensation plans, excluding tax-deferred retirement plans, for two years from the termination of their employment (through retirement or otherwise), and to report to shareholders regarding the adoption of this policy before the Company’s 2010 annual meeting. The policy also should prohibit hedging techniques that offset the risk of losses to executives. This proposal shall apply to awards under future stock option plans or compensation agreements with NEOs.

SUPPORTING STATEMENT

Equity-based compensation is an important component of the senior executive compensation program at our Company. According to the Company’s 2008 proxy statement, equity-based awards, including stock and stock option awards, accounted for between 43% and 75% of the total compensation for the NEOs during fiscal 2007. Of the $94.9 million in compensation earned by the five NEOs, $54.5 million, or 57%, came from stock awards and stock options.

Requiring senior executives to hold a significant portion of the shares acquired through the Company’s compensation plans for at least two years after their termination of employment would tie their economic interests to the long-term success of the Company, and motivate them to focus on the Company’s long-term business objectives and better align their interests with that of shareholders. The absence of such a requirement may enable these executives to unduly focus their decisions and actions towards generating short-term financial results at the expense of the Company’s long-term success. The current financial crisis has made it imperative for companies to reconsider and reshape executive compensation policies and practices to discourage excessive risk-taking and promote long-term, sustainable value creation.

Several well-regarded business organizations support “hold past retirement” policies. The Aspen Principles, endorsed by the U.S. Chamber of Commerce, Business Roundtable and the Council of Institutional Investors, recommend that “senior executives hold a significant portion of their equity-based compensation for a period beyond their tenure.”

Further, a 2002 report by The Conference Board endorsed a holding requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

Our Company requires senior executives to hold at least 75% of the equity awarded to them during their employment. We believe that the NEOs should be required to hold equity awards for at least two years after termination to ensure they share in both the upside and downside risk of their actions while at the Company.

We urge shareholders to vote for this proposal.

Board response to proposal 9:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Firm already has a 75% share retention policy covering more than 50 of our most senior executives – Members of the Executive Committee, comprising 55 of the Firm’s most senior executives, including the Named Executive Officers and the other members of the Operating Committee, are required to maintain a significant level of direct ownership and are subject to our share retention policy.

•	These executives are required to retain at least 75% of the shares they receive from equity-based awards, including options, after deduction for option exercise costs and taxes.

•	For members of the Operating Committee, the retention policy also applies to shares they held at the time of their appointment to that committee.

•	This policy continues to apply for the duration of their employment with the Firm.

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We have always paid a significant percentage of our incentive compensation in stock – 50% or more for our most senior management group. If the percentage paid as stock exceeds 50%, the retention requirement does not apply to the excess.

•	The General Counsel may approve exceptions to the retention policy in cases of unforeseen or unusual personal circumstances.

Our senior executives cannot hedge their holdings of JPMorgan Chase stock – Executive Committee members are not permitted to sell short, enter into derivative contracts on, or otherwise hedge the economic risk of their ownership of JPMorgan Chase shares.

Executives have a continuing interest past retirement through our award vesting schedule –

•	RSU awards generally vest 50% after 2 years and 50% after 3 years. Stock appreciation rights awarded periodically become exercisable 20% per year over 5 years.

•	Upon retirement or termination of employment without cause, the RSUs continue to vest according to the same schedules.

•	These vesting provisions render a significant portion of the equity compensation at risk for up to three years after retirement.

Our compensation practices encourage a focus on long-term performance – The Firm’s compensation practices and policies, which include equity-based compensation as a significant component of total compensation, vesting periods over multiple years, and policies requiring 75% retention requirements for shares acquired and prohibition of hedging, align the interests of senior executives with those of shareholders and encourage a focus on long-term performance of the Firm.

Accordingly, the Board recommends a vote against this proposal.

Proposal 10 – Carbon principles report

Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac, MD 20854, the holder of 3,228 shares of common stock, has advised us that it intends to introduce the following resolution:

Resolved: The shareholders request that the Company prepare by October 2009, at reasonable expense and omitting proprietary information, a Carbon Principles Report. The report should describe and discuss how the Company’s implementation of the Carbon Principles has impacted the environment.

Supporting Statement:

Coal is used to provide 50 percent of the U.S. electricity supply. The burning of coal by U.S. electricity utilities is clean and safe for the environment. Air emissions are regulated by states and the federal government. Since burning coal is the least expensive way to produce electricity, consumers and the U.S. economy benefit from comparatively low electricity rates.

In February 2008, the Company adopted the so-called “Carbon Principles,” a policy stigmatizing and discriminating against coal-fired electricity based on the dubious assumption that carbon dioxide emissions from the burning of coal are causing global warming.

But in May 2008, the Oregon Institute of Science and Medicine released a petition signed by more than 31,000 U.S. scientists stating, “There is no convincing scientific evidence that human release of carbon dioxide, methane or other greenhouse gases is causing, or will cause in the future, catastrophic heating of the Earth’s atmosphere and disruption of the Earth’s climate…”

India’s National Action Plan on Climate Change issued in June 2008 states, “No firm link between the documented [climate] changes described below and warming due to anthropogenic climate change has yet been established.”

Researchers belonging to the UN Intergovernmental Panel on Climate Change (IPCC) reported in the science journal Nature (May 1, 2008) that, after adjusting their climate model to reflect actual sea surface temperatures of the last 50 years, “global surface temperature may not increase over the next decade,” since natural climate variation will drive global climate.

Climate scientists reported in the December issue of the International Journal of Climatology, published by the UK’s Royal Meteorological Society, that observed temperature changes measured over the last 30 years don’t match well with temperatures predicted by the mathematical climate models relied on by the United Nations Intergovernmental Panel on Climate Change (IPCC).

A British judge ruled in October 2007 that Al Gore’s film, “An Inconvenient Truth,” contained so many factual errors that a disclaimer was required to be shown to students before they viewed the film.

Board response to proposal 10:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Carbon Principles provide an approach to evaluating and addressing carbon risks in the financing of electric power projects. In February 2008, the Firm announced the adoption of the Carbon Principles, guidelines for lenders and advisors to power companies in the United States, which can be viewed on our Web site at www.jpmorganchase.com, under Corporate Responsibility. The Principles were designed to provide a thoughtful framework for assessing the risks associated with arranging new credit facilities and underwriting debt securities for electric utilities that may be affected by:

•	various forms of climate change legislation,

•	the demands from various private and government sources for improved energy efficiency (some of which will inevitably be made the responsibility of utilities),

•	the potential impact on the utility of the imposition of a carbon price (at various levels of cost), and

•	the prospects for a utility to invest in renewable energy as an alternative fuel source.

Considering all of these factors allows us to make a better credit assessment of a utility, which is why these measures are referred to as “Enhanced Diligence.” If high carbon dioxide-emitting technologies are selected by power companies, the Principles offer the signatory banks an agreed process for factoring associated risks and potential mitigants into the final financing decision.

Thus the Principles and associated Enhanced Diligence are aimed at providing banks and their power industry clients with a consistent roadmap for reducing the financial risks associated with greenhouse gas emissions. The Principles do not prescribe how power companies should act to meet the power needs of consumers.

The Carbon Principles have received wide acceptance.

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The Carbon Principles were developed in partnership with Citi and Morgan Stanley and in consultation with leading power companies American Electric Power, CMS Energy, DTE Energy, NRG Energy, Public Service Enterprise Group, Sempra Energy and Southern Company. Environmental Defense and the Natural Resources Defense Council, environmental non-governmental organizations, also advised on the creation of the Principles.

•	Signatories now include Bank of America, Credit Suisse, and Wells Fargo.

The Firm already reports on its environmental activities. While the Carbon Principles are not designed to impact the environment, JPMorgan Chase does engage in other activities that are intended to foster environmental responsibility. The Firm reports on these activities in its Corporate Social Responsibility Report which can be viewed on our Web site at www.jpmorganchase.com, under Corporate Responsibility. The requested report would not add to this discussion.

Because the Carbon Principles were adopted as a risk management tool and were not intended to impact the environment, the Board believes that the requested report would provide shareholders with no appreciable benefit, and therefore the Board believes that the costs involved do not justify the proposed undertaking.

Accordingly, the Board recommends a vote against this proposal.

General information about the meeting

Who can vote

You are entitled to vote your JPMorgan Chase common stock if our records showed that you held your shares as of the record date, March 20, 2009. At the close of business on that date, a total of 3,757,664,354 shares of common stock were outstanding and entitled to vote. Each share of JPMorgan Chase common stock has one vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required in accordance with appropriate legal process or as authorized by you.

Voting your proxy

If your common stock is held through a broker, bank, or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record with our transfer agent, Mellon Investor Services LLC, you may instruct the proxies how to vote by using the toll free telephone number or the Internet voting site listed on the proxy card, or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Of course, you can always come to the meeting and vote your shares in person. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented

We are not now aware of any matters to be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock at the adjournment as well, unless you have revoked your proxy instructions.

Revoking your proxy

If your common stock is held in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later dated proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

How votes are counted

A quorum is required to transact business at our annual meeting. Stockholders holding of record shares of common stock constituting a majority of the voting power of stock of JPMorgan Chase having general voting power present in person or by proxy shall constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting. In addition, broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting by record holders – If you hold shares in your own name, you may either vote for, withhold your vote from, or abstain from the election of each nominee for the Board of Directors, and you may vote for, against, or abstain on the other proposals. If you just sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee, for ratification of the appointment of the independent registered public accounting firm, for the advisory vote on executive compensation, and against each shareholder proposal.

Broker authority to vote – If you hold shares through a broker, bank, or other nominee, follow the voting instructions you receive from your broker, bank, or other nominee. If you want to vote in person, you must obtain a legal proxy from your broker, bank, or other nominee and bring it to the meeting. If you do not submit voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee may still be permitted to vote your shares under the following circumstances:

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Discretionary items. The election of directors, ratification of the appointment of the independent registered public accounting firm and the advisory vote on executive compensation are discretionary items. Generally, brokers, banks and other nominees that do not receive instructions from beneficial owners may vote on these proposals in their discretion.

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Non-discretionary items. Approval of the shareholder proposals are non-discretionary items and may not be voted on by brokers, banks and other nominees who have not received specific voting instructions from beneficial owners.

Election of directors – At the meeting, each nominee must receive the affirmative vote of a majority of the votes cast in respect of his or her election to be elected. Accordingly, votes “withheld” from a nominee’s election will have the effect of a vote against that director’s election. If an incumbent nominee is not elected by the requisite vote, he or she must tender his or her resignation, and the Board of Directors, through a process managed by the Governance Committee, will decide whether to accept the resignation at its next regular meeting. Broker non-votes and abstentions will have no impact as they are not counted as votes cast.

All other proposals – The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote on the proposal is required to approve all other proposals. In determining whether each of the other proposals has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact since they are not considered shares entitled to vote on the proposal.

Board recommendation

The Board of Directors recommends that you vote for each of the director nominees, for ratification of the appointment of the independent registered public accounting firm, for the advisory vote on executive compensation, and against each shareholder proposal.

Cost of this proxy solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Georgeson Inc. to assist in the solicitation of proxies for a fee of $25,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Attending the annual meeting

Admission – If you attend the meeting in person you will be asked to present photo identification, such as a driver’s license. If you are a holder of record and plan to attend the annual meeting, please indicate this when you vote. The top half of the proxy card is your admission ticket. Your notice of internet availability of proxy materials (“notice of internet availability”) will also serve as your admission ticket. If you hold your common stock in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

Internet access – You may listen to a live audiocast of the annual meeting over the Internet. Please go to our Web site, www.jpmorganchase.com, early to download any necessary audio software.

Important notice regarding delivery of security holder documents

SEC rules and Delaware law permit us to mail the notice(s) of internet availability, or one annual report and proxy statement, as applicable, in one envelope to all shareholders residing at the same address if certain conditions are met. This is called householding and can result in significant savings of paper and mailing costs. JPMorgan Chase households all notices of internet availability, annual reports and proxy statements mailed to shareholders.

If you choose not to household, you should send a written request (including your name and address) within 60 days after the mailing of this proxy statement to the Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the notice of internet availability, annual report or proxy statement for members of your household, you may contact the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, New York, New York 10017 or by calling 212-270-6000. Shareholders residing at the same address who are receiving multiple copies of our notice of internet availability or the proxy statement and annual report may request householding in the future by contacting the Secretary at the address or phone number set forth above.

Electronic delivery of proxy materials and annual report

You may access this proxy statement and our annual report to shareholders on our Web site at www.jpmorganchase.com, under the Investor Relations tab. From the Investor Relations tab, you also may access our 2008 Annual Report on Form 10-K, by selecting “Financial information” and then “SEC filings”.

If you would like to reduce the Firm’s costs of printing and mailing proxy materials for next year’s annual meeting of shareholders, you can opt to receive all future proxy materials, including the proxy statements, proxy cards and annual reports electronically via e-mail or the Internet rather than in printed form. To sign up for electronic delivery, please visit http://enroll.icsdelivery.com/jpm and follow the instructions to register. Or alternatively, if you vote your shares using the Internet, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Prior to next year’s meeting, you will receive an e-mail notification that the proxy materials and annual report are available on the Internet and instructions for voting by Internet. Electronic delivery will continue in future years until you revoke your election by sending a written request to the Secretary at the address provided above under “Important notice regarding delivery of security holder documents”. If you are a beneficial, or “street name”, shareholder who wishes to register for electronic delivery, you should review the information provided in the proxy materials mailed to you by your broker, bank, or other nominee.

If you have agreed to electronic delivery of proxy materials and annual reports to shareholders, but wish to receive printed copies, please contact the Secretary at the address provided above.

A printed copy of our 2008 Annual Report on Form 10-K will be provided to you without charge upon written request to the Secretary at the address provided above.

Shareholder proposals and nominations for the 2010 annual meeting

Proxy statement proposals

Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our next annual meeting of shareholders must be received by the Secretary of JPMorgan Chase not later than December 1, 2009.

Other proposals and nominations

Our By-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in JPMorgan Chase’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February 17, 2010, and not earlier than January 18, 2010. The notice must contain the information required by the By-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the SEC.

Copies of our By-laws are available on our Web site, www.jpmorganchase.com, under Governance, or may be obtained from the Secretary.

Anthony J. Horan
Secretary

Appendix A

Director independence standards

Relationship	Requirements for immateriality
Loans	Extensions of credit to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business and on substantially the same terms as those prevailing for comparable transactions with nonaffiliated persons.

Extensions of credit to such persons or entities must comply with applicable law, including the Sarbanes-Oxley Act and Federal Reserve Board Regulation O.

When a director is an officer of a for-profit entity that is a client of the Firm, termination of the extension of credit to such entities in the normal course of business must not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of the borrower.

The extension of credit may not be on a non-accrual basis.

Financial services	Financial services provided to a director, a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations must be made in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with nonaffiliated persons.

When a director is an officer of a for-profit entity that is a client of the Firm, termination of the financial services provided in the normal course of business must not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business of such entities.

Business transactions	Transactions between the Firm and a director’s or a director’s immediate family member’s principal business affiliations for property or services, or other contractual arrangements, must be made in the ordinary course of business on substantially the same terms as those prevailing for comparable transactions with nonaffiliated persons.

The aggregate payments made by the other entity to the transaction to the Firm, or received by the other entity from the Firm, must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such other entity’s annual consolidated gross revenues.

Charitable contributions	The aggregate contributions made by the Firm (directly or through its Foundation) to any non-profit organization, foundation or university of which a director is employed as an officer must not exceed in any one of its last three fiscal years, the greater of $1 million or 2% of such entity’s annual consolidated gross revenues, excluding amounts contributed to match contributions made by employees.

Legal services	Where a director is a partner or associate of, or of counsel to, a law firm that provides legal services to the Firm, neither the director nor a director’s immediate family member may provide such legal services to the Firm.

The aggregate payments made by the Firm to the law firm must not exceed the greater of $1 million or 2% of the law firm’s annual consolidated gross revenue in each of the three past fiscal years.

Director is a retired officer or a non-management director of an entity that does business with the Firm	The relationship between the Firm and the entity will not be deemed relevant unless the Board determines otherwise.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home. A “principal business affiliation” is an entity for which a person serves as an officer, owns more than 5% of, or is a general partner, but does not include an entity of which the person is a retired officer or for which the person serves as a non-management director (unless the Board determines otherwise). For purposes of “Business transactions” above, payments include interest and fees on loans and financial services, but do not include loan proceeds, repayments of principal on loans, payments arising from investments by an entity in the Firm’s securities or the Firm in an entity’s securities, and payments from trading and other similar financial relationships.

Appendix B

Overview of 2008 performance

Our 2008 results compared to our 2007 and 2006 results on several metrics were as follows:

As of or for the years ended December 31 (in millions, except per share and ratio data)
Business	Performance metric	2008	2007	2006
Firm-wide	Net revenue	$67,252	$71,372	$61,999
	Income from continuing operations	$3,699	$15,365	$13,649
	Net income	$5,605	$15,365	$14,444
	Diluted earnings per share from continuing operations	$0.84	$4.38	$3.82
	Diluted earnings per share	$1.37	$4.38	$4.04
	ROCE - GW (1)(2)	4%	21%	20%
	Tier 1 capital ratio	10.9%	8.4%	8.7%
Investment Bank	Net revenue	$12,214	$18,170	$18,833
	Net income	$(1,175)	$3,139	$3,674
	ROE	(5)%	15%	18%
Retail Financial Services	Net revenue	$23,520	$17,305	$14,825
	Net income	$880	$2,925	$3,213
	ROE	5%	18%	22%
Card Services	Net revenue	$16,474	$15,235	$14,745
	Net income	$780	$2,919	$3,206
	ROE	5%	21%	23%
Commercial Banking	Net revenue	$4,777	$4,103	$3,800
	Net income	$1,439	$1,134	$1,010
	ROE	20%	17%	18%
Treasury & Securities Services	Net revenue	$8,134	$6,945	$6,109
	Net income	$1,767	$1,397	$1,090
	ROE	47%	47%	48%
	Pretax margin	33%	32%	28%
Asset Management	Net revenue	$7,584	$8,635	$6,787
	Net income	$1,357	$1,966	$1,409
	ROE	24%	51%	40%
	Pretax margin	29%	36%	33%

Note: All data presented on a reported basis except for Card Services which is presented on a managed basis.

[1]	From continuing operations.
[2]	Return on common equity net of goodwill.

©2009 JPMorgan Chase & Co. All rights reserved. Printed in U.S.A. on recycled paper with soy ink.

BNY MELLON SHAREOWNER SERVICES C/O BNY MELLON POST OFFICE BOX 3540 SOUTH HACKENSACK, NJ 07606-9240 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by JPMorgan Chase & Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY TELEPHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to JPMorgan Chase & Co., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your voting instructions are confidential. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: JPMRG1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. JPMORGAN CHASE & CO. The Board of Directors recommends a vote FOR proposals 1, 2 and 3. For Against Abstain 1. Election of Directors 1a. Crandall C. Bowles 0 0 0 1b. Stephen B. Burke 0 0 0 1c. David M. Cote 0 0 0 1d. James S. Crown 0 0 0 1e. James Dimon 0 0 0 1f. Ellen V. Futter 0 0 0 1g. William H. Gray, III 0 0 0 1h. Laban P. Jackson, Jr. 0 0 0 1i. David C. Novak 0 0 0 1j. Lee R. Raymond 0 0 0 1k. William C. Weldon 0 0 0 The Board of Directors recommends a vote AGAINST shareholder proposals 4 through 11. For Against Abstain 4. Governmental service report 0 0 0 5. Cumulative voting 0 0 0 6. Special shareowner meetings 0 0 0 7. Credit card lending practices 0 0 0 8. Changes to KEPP 0 0 0 9. Share retention 0 0 0 10. Executive compensation 0 0 0 11. Carbon principles report 0 0 0 2. Appointment of independent registered public accounting firm 0 0 0 3. Advisory vote on executive compensation 0 0 0 Please indicate if you plan to attend this meeting. 0 0 Yes No Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET JPMorgan Chase & Co. 2009 Annual Meeting of Shareholders Tuesday, May 19, 2009 10:00 AM Auditorium One Chase Manhattan Plaza (Corner of Nassau and Liberty Streets) New York, New York PLEASE DETACH AND PRESENT THE ABOVE TICKET AND PHOTO ID FOR ADMISSION TO THE ANNUAL MEETING JPMORGAN CHASE & CO. This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Shareholders of JPMorgan Chase & Co. on May 19, 2009. You, the undersigned shareholder, appoint each of Michael J. Cavanagh and Stephen M. Cutler, your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2009 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors. Participants in the 401(k) Savings Plan: If you have an interest in JPMorgan Chase common stock through an investment in the JPMorgan Chase Common Stock Fund within the 401(k) Savings Plan, your vote will provide voting instructions to the trustee of the plan to vote the proportionate interest as of the record date. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares. Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side.